Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of July 1, 2024 (the “Effective Date”), by and among UFP Technologies, Inc., a Delaware corporation (“Buyer”), AJR Enterprises, LLC, a Delaware limited liability company (the “Company”), each Person set forth on Schedule A (each, “Seller,” and collectively, “Sellers”), each Person included in the definition of Restricted Parties, and Angelo Rukel, solely in his capacity as agent for Sellers (“Sellers Representative”). Buyer, the Company, Sellers and Sellers Representative may be individually referenced herein as “Party” and collectively referenced as “Parties”.

BACKGROUND

A.       Sellers are the record holders and beneficial owners of all of the issued and outstanding equity interests in the Company (the “Interests”).

B.       Sellers desire to sell all of the Interests to Buyer, and Buyer desires to purchase all of the Interests from Sellers, pursuant to the terms and conditions of this Agreement.

C.       The capitalized terms that are used in this Agreement are defined in the sections in which they first appear or in Article IX.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I – PURCHASE AND SALE

1.1               Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers hereby sell, transfer, assign, and deliver to Buyer, and Buyer hereby purchases from Sellers, all of the Interests, for the consideration specified in Section 1.2.

1.2               Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate consideration for the purchase of the Interests (the “Purchase Price”) shall equal the net sum of:

(a)                $110,000,000 (“Base Amount”),

(b)                plus Closing Cash,

(c)                minus Closing Debt,

(d)                minus Unpaid Sellers’ Transaction Expenses,

(e)                minus the CapEx Credit,

(f)                 minus the 2023 Accrued Rebate, and

(g)                plus or minus, as applicable, the Closing Working Capital Adjustment.

1.3               Estimated Closing Statement. Attached as Exhibit A hereto is a statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of the amount and calculation of the Purchase Price (the “Estimated Purchase Price”), including the amount and calculation of each component thereof, including estimated Closing Cash, estimated Closing Debt, estimated Unpaid Sellers’ Transaction Expenses, estimated Closing Working Capital, and the estimated Closing Working Capital Adjustment (without giving effect to the Transactions, except, for the avoidance of doubt, with respect to the Transaction Expense Payoff). Exhibit A-2 hereto is Sellers’ good faith estimated unaudited balance sheet as of the Closing Time (without giving effect to the Transactions) (the “Estimated Closing Balance Sheet”) from which Sellers derived the Estimated Purchase Price and each component thereof. The Estimated Closing Statement and the Estimated Closing Balance Sheet shall have been prepared from the books of account of the Company in accordance with GAAP, applied consistently with the Company’s past practice to the extent such practices are compliant with GAAP, and subject to the departures from GAAP as set forth on Schedule 1.5(a).

1.4               Closing Payments. Subject to the terms and conditions of this Agreement, at the Closing, Buyer or its designee will pay the Estimated Purchase Price by wire transfer of immediately available funds to the following recipients in the following amounts (collectively, the “Closing Payments”):

(a)                to the payees of all Sellers’ Transaction Expenses listed in the Estimated Closing Statement, such Sellers’ Transaction Expenses in accordance with the amounts and wire transfer instructions set forth therein (the “Transaction Expenses Payoff”),

(b)                to the Escrow Agent, in accordance with the wire transfer instructions set forth in the Estimated Closing Statement2, the sum of $4,000,000 (the “Indemnity Escrow Amount”) to be held in accordance with the Escrow Agreement and Section 7.6 of this Agreement (the “Indemnity Escrow”), and

(c)                to each Seller, such Seller’s Pro Rata Percentage of the balance of the Estimated Purchase Price, in the amounts and in accordance with the wire transfer instructions set forth in the Estimated Closing Statement.

1.5               Post-Closing Adjustment.

(a)                Closing Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers Representative a statement in the form provided in Exhibit C, setting forth the amount and calculation of the Purchase Price (the “Closing Statement”), including the amount and calculation of each component thereof, together with reasonable supporting documentation for the determination of the foregoing. Buyer shall prepare the Closing Statement from the books of account of the Company in accordance with GAAP applied consistently with the Company’s past practices, subject to the departures from GAAP as set forth on Schedule 1.5(a). Buyer will furnish to Sellers Representative such work papers and other documents and information relating to the Closing Statement as Sellers Representative may reasonably request. The Closing Statement shall become final and binding upon the Parties 30 days after Sellers Representative’s receipt thereof, unless Sellers Representative, within such 30 day period, delivers to Buyer written notice of its objection(s) to the Closing Statement (the “Objection Notice”), in which case the Closing Statement shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 1.5(b).

(b)                Dispute Resolution.

(i)                 Procedure. For the 30 day period commencing on the date Buyer receives the Objection Notice, Sellers Representative and Buyer shall use good-faith efforts to resolve their differences with respect to the disputed items set forth in the Objection Notice. If Sellers Representative and Buyer are unable to resolve all of such disputed items within such 30 day period, then either Party may submit (the “Submission”) the Closing Statement, the Objection Notice, and an identification of the remaining disputed items (the “Disputed Items”) to Plante Moran; provided that if Plante Moran is unavailable or otherwise unable to serve in such role, then Crowe LLP shall replace Plante Moran; provided further that if Crowe LLP is unavailable or otherwise unable to serve in such role, an alternate independent certified public accounting firm of regional standing shall be mutually and reasonably agreed to by Buyer and Sellers Representative (the “Accounting Firm”), who will be jointly engaged to resolve such Disputed Items. Sellers Representative and Buyer will cooperate in all reasonable respects with the Accounting Firm to facilitate its resolution of the Disputed Items, including by providing the information, data and work papers used by such Parties to prepare and/or calculate the Closing Statement, the Objection Notice and the Disputed Items, and making its personnel and accountants reasonably available to explain any such information, data or work papers.

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(ii)               Accounting Firm Decision. The Accounting Firm’s role shall be limited to resolving the Disputed Items and the Accounting Firm shall strictly apply the provisions of this Agreement regarding the determination of the Purchase Price in achieving such resolution (including the determination of Closing Cash, Closing Debt, Unpaid Sellers’ Transaction Expenses, Closing Working Capital, and the Closing Working Capital Adjustment). With respect to each Disputed Item, the decision of the Accounting Firm shall be within the range of the values proposed by Buyer and Sellers Representative. For greater clarity, the Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such item, or less than the lowest value for such item, claimed by Buyer or Sellers Representative. The Accounting Firm shall render its decision within 30 days of its receipt of the Submission. The decision of the Accounting Firm shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any actions in any court in connection with the resolution of any Disputed Item(s) under this Section 1.5. The fees and expenses of the Accounting Firm incurred in resolving the Disputed Items shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in the same proportion as the dollar amount of the Disputed Item(s) that are not resolved in favor of Sellers or Buyer (as applicable) bears to the total dollar amount of the Disputed Item(s), with such proportion to be determined by the Accounting Firm.

(c)                Purchase Price Adjustment and Payment. If the Purchase Price, as finally determined pursuant to this Section 1.5, is (i) less than the Estimated Purchase Price (the “Shortfall Amount”), then Sellers shall pay the Shortfall Amount to Buyer within five Business Days after such final determination, or (ii) more than the Estimated Purchase Price (the “Excess Amount”), then Buyer shall pay the Excess Amount to Sellers (pro rata based on their respective Pro Rata Percentages) within five Business Days of such final determination.

1.6               Escrow. Pursuant to Section 1.4(b), at the Closing, the Indemnity Escrow Amount shall be deposited in the Indemnity Escrow, which shall be established pursuant to the Escrow Agreement. The Escrow Agent will hold the Indemnity Escrow Amount in accordance with the terms and conditions of the Escrow Agreement and Section 7.6 of this Agreement. The fees and expenses of the Escrow Agent will be borne 50% by Buyer and 50% by Sellers (pro rata based on their respective Pro Rata Percentages).

1.7               Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the Purchase Price such amounts it is required to deduct or withhold under applicable Law; provided, however, that Buyer shall provide Sellers Representative with at least three Business Days’ prior written notice and the basis for the deduction or withholding and shall cooperate with Sellers Representative to reduce or eliminate such withholding. To the extent any such amounts are deducted or withheld, such amounts shall be treated for all purposes under this Agreement (or any other Transaction Agreement) as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall remit any such withheld amounts to the applicable Taxing Authority.

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Article II - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

The Company (on behalf of itself and its Subsidiaries) represents and warrants to Buyer as of the Effective Date as follows:

2.1               Organization. Each of the Company Entities is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted. The Company has made available to Buyer complete and accurate copies of the Organizational Documents of each of the Company Entities. Each of the Company Entities is in compliance in all material respects with its Organizational Documents.

2.2               Foreign Qualifications. Schedule 2.2 sets forth a complete and accurate list of all jurisdictions in which each of the Company Entities (a) owns or leases real property, manufactures products, sells products or services, or employs employees and (b) is qualified to do business.

2.3               Due Authorization; Binding Obligation. The Company has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by the Company and to consummate the Transactions. This Agreement and the other Transaction Agreements to be executed by the Company have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties) constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or affecting enforcement of creditors’ rights generally, (collectively, the “Enforceability Exceptions”).

2.4               Non-Contravention. Except as set forth in Schedule 2.4, the execution, delivery and performance of this Agreement and of the other Transaction Agreements to be executed by the Company and the consummation of the Transactions by the Company do not and will not (a) contravene the Organizational Documents of any of the Company Entities, (b) violate any applicable Law, or (c) conflict with or result in (i) a breach of or default or increase of any obligation or liability under any contract to which any of the Company Entities is a party or (ii) a violation of or default under any judgment, decree, order, or ruling to which any of the Company Entities is subject or by which the Assets of any of the Company Entities are bound.

2.5               Approvals, Consents and Filings. Except as set forth in Schedule 2.5, no approval, authorization, consent, order, filing, registration, or notification is required to be obtained by any of the Company Entities from, or made or given by any of the Company Entities to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by the Company or the consummation of the Transactions.

2.6               Capitalization; Debt; Subsidiaries.

(a)                Interest Ownership; Compliance. The Interests constitute 100% of the issued and outstanding equity interests in the Company. Sellers are the record holders and beneficial owners of all of the Interests. The respective amount of Interests owned by each Seller is set forth in Schedule A. All of the Interests are duly authorized, validly issued, and fully paid and non-assessable. All of the Interests have been offered, issued, and sold by the Company in compliance in all material respects with all applicable federal and state securities laws.

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(b)                Preemptive Rights. There are no preemptive or other outstanding rights, options, warrants, conversion rights, exchange rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any equity interests in the Company or obligations exercisable or exchangeable for or convertible into any equity interests in the Company, and no securities or obligations evidencing such rights are authorized, issued, or outstanding. There are no outstanding profits interests, equity appreciation, phantom equity, or profit participation rights with respect to the equity securities of the Company.

(c)                Debt. None of the Company Entities has any Debt.

(d)                Subsidiaries. Other than the Company Subsidiaries, the Company does not have any subsidiaries and does not own any equity interests in any Person. The Company owns 100% of the equity interests in AJR Dominican, LLC and 99% of the equity interests in AJR International, S.R.L., and AJR Dominican, LLC owns 1% of the equity interests in AJR International, S.R.L. AJR Dominican LLC owns no equity interest in any Person other than AJR International, S.R.L., and AJR International, S.R.L. does not own any equity interests in any Person.

2.7               Financial Statements. Schedule 2.7 contains complete and accurate copies of the (a) unaudited balance sheets of each of the Company and AJR International, S.R.L. as of the close of business on March 31, 2024 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date” respectively), and the related unaudited statements of income for the three-month period beginning on January 1, 2024, and ending on the Interim Balance Sheet Date (the “Interim Income Statements” and, together with the Interim Balance Sheet, the “Interim Financial Statements”), and (b) unaudited balance sheet of each of the Company and AJR International, S.R.L. as of the close of business on December 31, 2023, and the related unaudited statements of income and cash flows for the twelve month period ended on December 31, 2023 (collectively with the Interim Financial Statements, the “Financial Statements”). Except as set forth therein or in the notes thereto, the Financial Statements have been prepared from the books and records of the Company and AJR International, S.R.L. and present accurately and fairly in all material respects, in accordance with GAAP, the financial positions and results of operations and cash flows of the Company and AJR International, S.R.L. as of their respective dates and for the respective periods covered thereby. AJR Dominican LLC has not engaged in any financial transactions, other than being allocated 1% of the income or loss of AJR International, S.R.L. on December 31 of each year due to its ownership of 1% of the equity interests in AJR International, S.R.L.

2.8               No Undisclosed Liabilities. The Company Entities are not subject to and do not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP which is material, except: (a) to the extent disclosed or reserved against in the Interim Balance Sheet, (b) for Liabilities that were incurred or which have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business, and (c) Liabilities otherwise expressly disclosed in the Disclosure Schedules to this Agreement or in the Estimated Closing Statement.

2.9               Absence of Changes. Except as set forth in Schedule 2.9, from the Interim Balance Sheet Date until the Effective Date:

(a)                Each of the Company Entities has conducted its business in the Ordinary Course of Business, other than any actions taken in connection with the Transactions as contemplated by this Agreement;

(b)                no Lien has been placed upon the Assets of any of the Company Entities, other than Permitted Liens;

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(c)                the Company has not declared any dividend or distribution or redeemed any of its equity securities;

(d)                none of the Company Entities has acquired or disposed of any of its Assets, other than in the Ordinary Course of Business;

(e)                there has been no damage, destruction, or casualty loss with respect to any of the material Assets of any of the Company Entities;

(f)                 none of the Company Entities has increased the compensation or employee benefits paid or payable to (i) any officer or (ii) any other employee;

(g)                none of the Company Entities has cancelled or waived any claims;

(h)                none of the Company Entities has made any change in the accounting or auditing or tax methods, practices, or principles of such Company Entity, except as required by GAAP;

(i)              none of the Company Entities has made or rescinded any express or deemed election relating to Taxes, amended any Tax Return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes;

(j)                 none of the Company Entities has incurred any Debt;

(k)                none of the Company Entities has deferred or agreed to defer payment of any payables of such Company Entity, or accelerated or agreed to accelerate the collection of any receivables of such Company Entity;

(l)                 none of the Company Entities has incurred, or agreed to incur, a single capital expenditure (or series of capital expenditures) in excess of $50,000 for additions to property, plant or equipment or capital leases, and which, if purchased, would be reflected in the property, plant, or equipment accounts or capital lease accounts of the Interim Balance Sheet, other than assets purchased as contemplated by that certain letter agreement, dated January 23, 2024, between Sage Products, LLC (Stryker) and the Company regarding Multip-Phased CapEx_DR;

(m)              none of the Company Entities has loaned or advanced money or other property to any present or former director, officer, manager, employee, owner, member, or consultant of the Company or any ERISA Affiliate;

(n)                neither the Company nor any ERISA Affiliate has (i) established, adopted, entered into, materially amended or terminated any Benefit Plan, (ii) adopted any resolutions in respect of any of the foregoing actions or (iii) established or materially amended any severance policy, plan, or arrangement for employees, officers, or directors of Company or any ERISA Affiliate; and

(o)                none of the Company Entities has taken any action or knowingly omitted to take any action that would result in the occurrence any of the foregoing.

2.10           Material Contracts.

(a)                Schedule 2.10(a) sets forth a list, as of the Effective Date, of the following contracts of the Company:

(i)                 the Stryker Contract;

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(ii)               contracts (including any open purchase orders or leases, and excluding completed purchase orders) which resulted in payments made by any of the Company Entities of more than $50,000 within the 12-month period ending on the Effective Date;

(iii)               contracts (including any open purchase orders or leases, and excluding completed purchase orders) which resulted in payments received by any Company Entity of more than $50,000 within the 12-month period ending on the Effective Date;

(iv)              contracts relating to (A) the borrowing of money by any of the Company Entities, (B) placing a Lien (other than Permitted Liens) on any Assets of any of the Company Entities, or (C) the guarantee by any of the Company Entities of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business;

(v)                contracts that: (A) limit the freedom of any of the Company Entities to engage in any line of business, to operate its business, or to compete with any Person or (B) restrict in any way the use, ownership, operation, or alienability of the assets of any of the Company Entities (including with respect to (A) or (B) any contracts with non-solicitation, non-compete, or exclusivity provisions);

(vi)              any offer letter or employment agreement with any current employee that is not immediately terminable at-will by any of the Company Entities without notice (excluding statutory notice) and without payment of severance (excluding statutory severance);

(vii)             retention agreements, deal bonus agreements, or other contracts providing for change in control benefits, in each case that may or will become due as a result of the Closing;

(viii)            contracts with any current or former member or Affiliate of the Company (except for any contracts relating to normal compensation or welfare benefits provided for services as an officer, director, manager, employee independent contractor or consultant of any of the Company Entities;

(ix)               contracts relating to equity interests in the Company or any related rights and obligations;

(x)                any agreement in effect with any independent contractor, consultant, or advisor to the Company that is reasonably expected to result in payments after Closing in excess of $10,000;

(xi)               any contract with any Governmental Authority;

(xii)             any license or other agreement relating to Intellectual Property Rights, including any agreement under which the Company (A) has granted Intellectual Property Rights to another Person or (B) is granted Intellectual Property Rights by another Person other than licenses of commercially available, unmodified, “off the shelf” software;

(xiii)            any agency, dealer, sales representative, or marketing agreement;

(xiv)            any collective bargaining agreement; and

(xv)             any co-promotion, partnership or joint venture agreement.

(b)                The Company has made available to Buyer complete and accurate copies of each contract required to be disclosed pursuant to sub-section (a) hereof (each, a “Material Contract”).

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(c)                With respect to each Material Contract and except as set forth on Schedule 2.10(c), (i) none of the Company Entities nor, to the Knowledge of Sellers, any other party thereto is in material breach of any Material Contract, (ii) none of the Company Entities has given notice of termination or non-renewal with respect to any Material Contract and no other party thereto has given any of the Company Entities written notice of termination or non-renewal or, to the Knowledge of Sellers, oral notice of termination or non-renewal, (iii) to the Knowledge of Sellers, no event has occurred or circumstance exists that, individually or in the aggregate, would give any other party thereto the right to accelerate any Company Entity’s obligations under, or to terminate, any Material Contract, and (iv) each Material Contract is in full force and effect and constitutes a valid, binding, and enforceable agreement in accordance with its terms by and against the Company Entity party thereto and, to the Knowledge of Sellers, the other party thereto, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(d)                Stryker Corporation, SAGE Products, LLC and Merry Weather Foam are the only customers of the Company Entities, other than intercompany sales to certain Affiliates of the Company. Schedule 2.10(d) contains a list setting forth each supplier that is party to any contract (including any open or completed purchase orders or leases) which resulted in payments made by any of the Company Entities of more than $50,000 within the 12-month period ending on the Effective Date.

2.11           Tangible Personal Property. Each of the Company Entities has (a) good and valid title to all of the Owned Personal Property owned by such Company Entity, free and clear of all Liens other than Permitted Liens, and (b) valid and enforceable leasehold interests in all of the Leased Personal Property of such Company Entity, free and clear of all Liens other than Permitted Liens. Schedule 2.11 sets forth a complete and correct list of all Personal Property with a book value in excess of $10,000. To the Knowledge of Sellers, the Personal Property constitutes all personal property reasonably necessary for the Company Entities to operate, in all material respects, the Business as presently conducted. Except as set forth on Schedule 2.11, the Personal Property is maintained by the applicable Company Entity in good operating condition and repair, ordinary wear and tear excepted, excluding scrapped equipment held for spare parts. The Company has made available to Buyer complete and accurate copies of all material leases of Personal Property. “Personal Property” means all personal property (i) owned by the Company Entities (the “Owned Personal Property”) or (ii) leased by the Company Entities (the “Leased Personal Property”).

2.12           Real Property.

(a)                None of the Company Entities owns any real property.

(b)                Schedule 2.12(b) sets forth a description of all real properties leased by any of the Company Entities (the “Leased Real Properties”). With respect to each lease agreement pursuant to which such real properties are leased (each, a “Real Property Lease”), (i) none of the Company Entities or, to the Knowledge of Sellers, any other party thereto is in material breach, (ii) none of the Company Entities has received a written notice of termination or, to the Knowledge of Sellers, an oral notice of termination, and (iii) all rent and other charges currently due and payable thereunder have been paid. Each Real Property Lease is valid, binding, and enforceable in accordance with its terms by and against the applicable Company Entity, subject to the Enforceability Exceptions, and, to the Knowledge of Sellers, the applicable Company Entity holds a valid and existing leasehold interest under each Real Property Lease. The Company has made available to Buyer an accurate and complete copy of each Real Property Lease.

(c)                The use of the Leased Real Properties, as presently used by the applicable Company Entity, does not violate any local zoning or similar land use Laws or governmental regulations or any covenant, condition, restriction, order or easement. To the Knowledge of Sellers, there is no pending or threatened (i) condemnation actions affecting the Leased Real Properties, or (ii) zoning, building code, or other moratorium action or similar matter which is reasonably expected to materially and adversely affect the Company Entities’ ability to operate the Leased Real Properties after the Closing in the same manner as they are currently operated.

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(d)       RML holds record and marketable title to the real property which is the subject of the Lease free and clear of any Liens, other than Permitted Liens.

2.13           Intellectual Property.

(a)             Registered Intellectual Property. Schedule 2.13(a) sets forth a complete and accurate list of all (i) Intellectual Property Registrations that are registered or filed in the name of any Company Entity (the “Company Registrations”), enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Intellectual Property Registrations to any of the Company Entities have been properly executed and recorded. All Company Registrations are owned by and registered or applied for solely in the name of a Company Entity are subsisting, have not been abandoned and, to the Knowledge of Sellers, are valid and enforceable; and all issuance, renewal, maintenance, and other payments that are or will become due with respect thereto within 120 days after the Effective Date have been paid by or on behalf of a Company Entity.

(b)                Material Non-Registered Intellectual Property. Schedule 2.13(b) sets forth a complete and accurate list of all Material Non-Registered Intellectual Property.

(c)                Ownership and Sufficiency. Each item of Company Intellectual Property is owned, or available for use under a valid license, by one or more of the Company Entities, and following the Closing, will continue to be owned, or available for use, by one or more of the Company Entities on substantially identical terms and conditions as it was to one or more of the Company Entities immediately prior to the Closing, without restriction and without additional payment of any kind to any third party (other than amounts that would have been payable by a Company Entity even if the Transactions did not occur). The Company Intellectual Property constitutes all Intellectual Property Rights reasonably necessary to conduct the Business in all material respects in the manner currently conducted by the Company Entities.

(d)                Claims; Orders. There are no Claims (including any motions, petitions, oppositions, interferences or re-examinations) settled in the 12-month period ending on the Effective Date, or pending, or that to the Knowledge of Sellers are threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any third party by any of the Company Entities, (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned Intellectual Property, or (iii) by any of the Company Entities alleging any infringement, misappropriation, dilution, or violation by any third party of the Company Intellectual Property. No Company Owned Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer, or licensing of any such Company Owned Intellectual Property or of any Company Entity’s Products.

(e)                Infringement. None of the Company Owned Intellectual Property infringes, violates, or constitutes a misappropriation of (or, during the five year period prior to Closing, infringed, violated, or constituted a misappropriation of) any Intellectual Property Right of any other Person. To the Knowledge of Sellers, no Person is infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property

(f)                 Company Source Code. None of the Company Entities has licensed, distributed or disclosed, or known of any distribution or disclosure by others (including its employees and contractors who have received access to the Company Source Code) of, the Company Source Code to any Person, except pursuant to the agreements listed in Schedule 2.13(f), and the Company has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by any of the Company Entities or any escrow agent(s) or any other person to any third party.

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(g)                Open Source Code. Schedule 2.13(g) sets forth a true, correct and complete list of all Open Source Code that any Company Entity has incorporated into any Products, and describes the manner in which such Open Source Code has been incorporated into Products and/or distributed in connection with Products by any Company Entity. None of the Company Entities has (i) incorporated Open Source Code into, or combined Open Source Code with, the Products; (ii) distributed Open Source Code in conjunction with any other Software developed or distributed with respect to the Business by any Company Entity; or (iii) used Open Source Code in any other manner that, in the case of each of (i) and (ii) above, would create an obligation in any Company Entity that any Product source code (other than in-licensed Software that is itself Open Source Code) be (A) made available, disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge or minimal charge, or (D) licensed under terms that require the allowance of reverse engineering, reverse assembly or disassembly of any kind. With respect to the Third Party Software, none of the Company Entities have, to the Knowledge of Sellers, (I) incorporated Open Source Code into, or combined Open Source Code with, the Products; (II) distributed Open Source Code in conjunction with any other Software developed or distributed with respect to the Business by any Company Entity; or (III) used Open Source Code in any other manner that, in the case of each of (I) through (III) above, would create, or purport to create, an obligation in any Company Entity that any Product source code be (w) made available, disclosed or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) redistributable at no charge or minimal charge, or (z) licensed under terms that require the allowance of reverse engineering, reverse assembly or disassembly of any kind.

(h)                Employee and Contractor Assignments. Each employee of each of the Company Entities and any independent contractor of any of the Company Entities involved in the development of the Company Owned Intellectual Property (or the development, maintenance, or service of the Products) has executed a valid and binding written agreement assigning to the applicable Company Entity all right, title, and interest in any inventions and works of authorship (whether or not patentable) invented, created, developed, conceived, and/or reduced to practice during the course and scope of such employee’s employment or such independent contractor’s work for such Company Entity, and all Intellectual Property Rights therein.

(i)                 Trade Secrets; Proprietary Information. Each of the Company Entities has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part thereof. There has been no nonconfidential disclosure of any trade secrets of any of the Company Entities that would invalidate the trade secret status of such trade secret. There has been no disclosure of material confidential or proprietary information of any of the Company Entities to any Person other than pursuant to binding and enforceable confidentiality and non-use agreements with such Persons. Each of the Company Entities has complied in all material respects with all contractual and legal requirements pertaining to any third party proprietary or confidential information in the possession, custody, or control of such Company Entity and there has been no unauthorized disclosure of such information by such Company Entity.

(j)                 Support and Funding. Except as specifically set forth in Schedule 2.13(j), none of the Company Entities has received any support, funding, resources or assistance from any federal, state, local, or foreign Governmental Authority or quasi-Governmental Authority or funding source in connection with the exploitation of the Products or the Company Owned Intellectual Property and does not have a pending application or other request for any such support, funding, resources, or assistance.

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2.14           Data Privacy and Security.

(a)                Computer Security. Each of the Company Entities has and follows a policy for tracking material bugs, errors and defects in the Company Source Code of which it becomes aware. To the Knowledge of Sellers, each Company Entity’s actual practices have consistently conformed in all material respects to such policy.

(b)                Information Privacy and Security. Each of the Company Entities has complied in all material respects with all contractual and legal requirements pertaining to information privacy and security applicable to the Business. No written complaint (and, to the Knowledge of Sellers, no oral complaint) relating to an improper use or disclosure of, or a breach in the security of, any Protected Information in any Company Entity’s possession or control has been made or, to the Knowledge of Sellers, threatened against any Company Entity.

(c)                Protected Information. Schedule 2.14(c) identifies all categories of Protected Information collected by any of the Company Entities in the Ordinary Course of Business, excluding such information that a Company Entity processes on behalf of a customer of such Company Entity. During the three-year period ending on the Effective Date (the “Lookback Period”), each of the Company Entities has taken commercially reasonable steps (including implementing adequate measures with respect to technical and physical security) designed to ensure that all Protected Information in its possession or under its control is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. Each Company Entity’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, and security of all Protected Information during the five year period ending on the Effective Date has complied, and complies, in all material respects, with (i) all Contracts to which such Company Entity is party, and (ii) all Information Privacy and Security Laws.

(d)                Information Technology Assets. The Company Entities use Third Party Software, firmware, networks, middleware and systems, and information technology equipment owned by RML in connection with the operation of the Business (the “IT Assets”), none of which shall be acquired by Buyer or available for use by the Company Entities upon the consummation of the Transactions. To the Knowledge of Sellers, the IT Assets perform reliably in all material respects. The IT Assets provide commercially reasonable redundancy and speed to materially meet the performance requirements of the Business as currently conducted. To the Knowledge of Sellers, the IT Assets do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology as “high” or “critical”, faults, disabling codes, or other devices or effects that reasonably could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise adversely affect the functionality of the IT Assets in any material respect. Each of the Company Entities materially complies with practices standard in the Patient Positioning Segment of the medical industry to periodically review patches, updates, and hotfixes offered or recommended by any third-party developer or supplier of IT Assets or Third Party Software on which the Products rely and deploys such patches, updates, and hotfixes that it believes are commercially prudent.

(e)                Policies and Procedures. Each of the Company Entities has adopted written policies and procedures that apply to such Company Entity with respect to privacy, data protection, security and the collection and use of Protected Information gathered or accessed in the course of the operations of such Company Entity, those policies and procedures are commercially reasonable and comply in all material respects with applicable Information Privacy and Security Laws and Company Contracts, and such Company Entity is in compliance in all material respects with such policies and procedures. Each of the Company Entities has disaster recovery plans, procedures, and facilities in place that are, to the Knowledge of Sellers, reasonably appropriate to minimize the disruption of its Business in the event of any material failure of any of the IT Assets in compliance in all material respects with applicable Laws and Material Contracts, and each affected Company Entity has regularly tested such plans, procedures, and facilities. Except as set forth on Schedule 2.14(e), during the Lookback Period, to the Knowledge of Sellers, none of the Company Entities has experienced any data security breach resulting in unauthorized access to any IT Assets or unauthorized access, use, or disclosure of any Protected Information owned, used, stored, received, or controlled by or on behalf of such Company Entity, including any unauthorized access, use, or disclosure of Protected Information, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority would have been required under any Information Privacy and Security Laws or Material Contracts applicable at the time.

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2.15           Employee Benefits.

(a)                Benefit Plans. Schedule 2.15(a) lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all equity-incentive, severance, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, gross up, retiree, medical, disability, welfare, employee loan and all other compensation, employee benefit plans, agreements, or arrangements (i) under which any current or former employee, director, consultant other service provider of any Company Entity or any ERISA Affiliate has any claim or right to benefits and which are or have been since the earliest date of organization of any Company Entity contributed to, entered into, sponsored by or maintained by any Company Entity or (ii) under which any Company Entity has any liability, contingent, present, future or otherwise, including, without limitation, as result of any ERISA Affiliate, excluding any plan, program or agreement of any non-U.S. Company Entity or non-U.S. ERISA Affiliate (all such plans, agreements, and arrangements shall be collectively referred to as the “Benefit Plans”).

(b)                Plan Documents; Contributions; Termination. With respect to each Benefit Plan, Company has made available to Buyer true and complete copies of: (i) any and all plan documents, trusts, instruments and agreements pursuant to which the plan is maintained and operated; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the three most recent completed Forms 5500/annual reports with all schedules and attachments thereto, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) all nondiscrimination testing for the last three completed plan years, if applicable; and (vi) the most recent IRS determination or opinion letter, if applicable. All contributions required to be made under the terms of any Benefit Plan have, as of the date hereof, been made or, if such contributions were not due as of the date hereof, accrued on the Financial Statements. Each Benefit Plan is in writing or, where a Benefit Plan has not been reduced to writing, the Company has provided a written summary of the material plan terms. Each Benefit Plan may be amended (to the extent permitted by applicable Law) or terminated at any time without liability to the Company, any ERISA Affiliate, the Benefit Plan or the Benefit Plan fiduciaries except for reasonable administrative costs associated with such termination and the payment of any vested accrued liabilities through the date of such termination.

(c)                Benefit Plan Compliance and Status. Except as set forth on Schedule 2.15(c), with respect to each Benefit Plan (i) such Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and all applicable Law including, without limitation, the Code, ERISA, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ii) to the Knowledge of Sellers, no breach of fiduciary duty has occurred with respect to which any Benefit Plan fiduciary, any Company Entity or any Benefit Plan is liable; (iii) no condition exists that would subject any Company Entity, or any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules or regulations; (iv) no disputes (other than routine claims for benefits in the ordinary course) nor any audits or investigations by any Governmental Authority are pending or, to the Knowledge of Sellers, threatened; (v) no “prohibited transaction” (within the meaning of either Code Section 4975(c) or Section 406 of ERISA) has occurred with respect to which any Company Entity, Benefit Plan fiduciary or any Benefit Plan is liable; (vi) each Benefit Plan subject to Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter and nothing has occurred since the issuance of such letter that would adversely affect the qualification status of such plan or the favorable letter; (vii) no Benefit Plan or other arrangement maintained by any Company Entity or by any entity with which any Company Entity is or has been considered a single employer under Section 4001 of ERISA or Section 414 of the Code is, or has been, subject to Title IV of ERISA or funding requirements under Section 412 of the Code and Section 302 of ERISA; (viii) no Benefit Plan is a multiple employer welfare arrangement as is set forth in Section 3(40) of ERISA, a multiple employer plan as is set forth in Section 413 of the Code or subject to Section 419 or 419A of the Code; (ix) no Benefit Plan provides health or welfare benefits after termination of employment or service except as is required by COBRA or similar state law; (x) no Company Entity nor any ERISA Affiliate has withdrawn from any multiemployer plan in a complete or partial withdrawal that has resulted in any withdrawal liability which has not been satisfied in full; and (xi) no Benefit Plan is maintained pursuant to a “professional employer organization” contract, third party leasing arrangement or co-employment relationship. All equity-incentive, severance, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, gross up, retirement, retiree, medical, disability, welfare, employee loan and all other compensation, employee benefit plans, agreements, or arrangements maintained, sponsored or contributed to by any non-U.S. Company Entity or non-U.S. ERISA Affiliate has at all times been operated in compliance with each such arrangement’s terms and with applicable Law.

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(d)                To the extent applicable, each Company Entity and all ERISA Affiliates have complied in all material respects with the provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), including all provisions of the ACA applicable to the employees of the respective Company Entity or ERISA Affiliate, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations), and will not incur any liability under Section 4980H of the Code and its governing regulations, and, to the Knowledge of Sellers, no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such liability.

(e)                Non-Qualified Deferred Compensation Plans. To the extent applicable, each Benefit Plan that is a “nonqualified deferred compensation plan” described in Section 409A(d)(1) of the Code (a “NQDC Plan”) has been maintained in material compliance with Section 409A of the Code and all related Treasury and IRS Guidance (collectively, “Section 409A”), as to both form and operation, since the later of (i) the inception of the applicable NQDC Plan or (ii) the effective date of Section 409A. No amount or payment under any NQDC Plan has been or will, upon vesting, be includible in income as a result of Section 409A(a)(1) of the Code. No Benefit Plan that provides for any equity or equity related compensation, including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units and phantom stock, is a NQDC Plan.

(f)                 Effect of this Agreement; No Gross-Up Payments. Except as set forth in Schedule 2.15(f), neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other events(s)) will: (i) accelerate the time of payment, vesting or funding or increase benefits or the amount payable or the funding of any benefits under any Benefit Plan or other arrangement, (ii) result in any payments becoming due to any current or former employee, director, consultant or other service provider or (iii) result in any payments that (A) would not be deductible under Section 280G of the Code or (B) would result in any excise tax on any current or former employee, director, consultant or other service provider of any Company Entity or an ERISA Affiliate under Section 4999 of the Code or any other comparable applicable Law. No Benefit Plan provides for any “gross-up” payments for any taxes due under the Code including, without limitation, Section 4999 of the Code or Section 409A(a)(1) of the Code.

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2.16           Employees. Schedule 2.16 sets forth a complete and accurate list of all persons who are employees of (or independent contractors or consultants that perform services for) any of the Company Entities as of the Effective Date (the “Business Employees”) and each such person’s name, current position (including identification of whether such person is an employee, independent contractor, or consultant), hire date, base annual compensation, and other annual compensation (including most recently received annual commission and/or bonus amounts). Except as set forth in Schedule 2.16, none of the Business Employees are receiving short-term disability, long-term disability, or workers’ compensation benefits or are otherwise on a leave of absence.

2.17           Employment and Labor Matters.

(a)                Labor Unions. None of the Company Entities are a party to or otherwise bound by any collective bargaining agreement or contract with a labor union or other labor organization, nor is any Company Entity the subject of any proceeding or claim asserting that it or any of its employees has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. During the five-year period ending on the Effective Date, none of the Company Entities has been subject to any labor union organizing activity, any labor strike, any dispute with any labor union or labor organization, or any walkout, work stoppage, slow-down or lockout, and none of the foregoing is pending, nor, to the Knowledge of Sellers, threatened.

(b)                Employment Law Compliance. Each of the Company Entities is, and during the five-year period ending on the Effective Date has been, in compliance in all material respects with all laws, regulations, and orders relating to the employment of labor, including all such laws, regulations, and orders relating to employee classification, wages, hours, the Fair Labor Standards Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or social security taxes and any similar tax.

2.18           Environmental Matters; Health and Safety. Except as set forth in Schedule 2.18:

(a)                Each of the Company Entities is, and since its organization has been, in compliance with all Environmental, Health, and Safety Requirements applicable to such Company Entity, to its operation of the Business, and to its ownership or use of its Assets, including the Leased Real Properties;

(b)                None of the Company Entities has released Hazardous Substances on or at the Leased Real Properties or any real property previously owned or leased by any Company Entity. To the Knowledge of Sellers, there has not been a release of nor is there a threatened release of Hazardous Substances on or at the Leased Real Properties or any real property previously owned or leased by any Company Entity;

(c)                None of the Company Entities has received any written notice or claim (nor to the Knowledge of Sellers has it received any oral notice or claim) alleging that it has violated any Environmental, Health, and Safety Requirements or that it has any liability or obligation to any Person as a result of the presence or release of any Hazardous Substances; and

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(d)                None of the Company Entities is a party to, or reasonably expected to be adversely affected by, any proceedings, investigations, or agreements concerning Environmental, Health, and Safety Requirements or the presence or release of any Hazardous Substances.

2.19           Compliance with Applicable Laws; Permits.

(a)                Applicable Laws. Each of the Company Entities is, and during the five-year period ending on the Effective Date has been, in compliance in all material respects with all applicable Law, except any immaterial violations that have been corrected. Each of the Company Entities has duly obtained and possesses all permits, concessions, grants, franchises, licenses and other governmental authorizations, agreements and approvals (collectively “Permits”) necessary for the lawful conduct of the Business in all material respects as currently conducted. None of the Company Entities has received any written notice of violation of any applicable Law from any Governmental Authority.

(b)                Unlawful Payments. Except as set forth in Schedule 2.19(b), each of the Company Entities is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, legislation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-corruption or bribery Laws in any jurisdiction in which such Company Entity has conducted its business (including the Business) (collectively, “Anti-Bribery Laws”), and none of the Company Entities nor, to the Knowledge of Sellers, any of their respective Representatives has authorized, directed or participated in any act in violation of any provision of any Anti-Bribery Law. None of the Company Entities nor any Seller nor their respective Affiliates has (i) offered, promised, paid, authorized, or taken any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Governmental Authority or Person of concern for purposes of securing discretionary action or inaction or a decision of a Governmental Authority, influence over discretionary action of a Governmental Authority, or any improper advantage; or (ii) taken any action otherwise prohibited by the substantive prohibitions or requirements of any applicable Anti-Bribery Laws in connection with or relating in any way to the Business. During the five-year period ending on the Effective Date, none of the Company Entities has received any written communication from any Governmental Authority that alleges that it, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws. None of the Company Entities has made, nor does it anticipate making, any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws.

2.20           Taxes.

(a)                Tax Returns. The Company Entities have duly and timely filed when due (taking into account all validly filed extensions) all material Tax Returns required to be filed on or before the Closing Date under applicable Law and such Tax Returns are true, correct and complete in all material respects. The Company Entities have made available to Buyer copies of all Tax Returns for the Company Entities for all periods ending after December 31, 2020, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments, and other material correspondence with any Taxing Authority.

(b)                Extensions. The Company Entities have not requested nor received an extension of time to file any Tax Return with respect to a Tax Return not yet filed and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(c)                Payment. The Company Entities have timely paid all required Taxes that have become due and payable.

(d)                Post-Closing Periods. The Company Entities have not agreed to nor will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting in a Tax period ending on or prior to the Closing Date or required in connection with the Closing or the use of an improper method of accounting in a Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in §7121 of the Code (or any corresponding or similar provision of applicable Law) executed prior to the Closing, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any election under Section 108(i) of the Code made on or prior to the Closing Date, (v) any inclusion of any amount in income pursuant to Section 367, 951, Section 951A, Section 952, or Section 956 of the Code, which amount is attributable to a Pre-Closing Tax Period or was, or would be, recognized in a Pre-Closing Tax Period under a “closing of the books” if the Closing Date were the last day of the taxable year for the Company, (vi) any inclusion under Section 965(a) of the Code or any election under Section 965(h) or Section 965(i) of the Code, or (vii) any deferred revenue, prepaid amount, advance payment, or other income received on or before the Closing Date eligible for deferral under Code, the Treasury Regulations promulgated thereunder, or any other applicable Law.

(e)                No Transaction Compensation. No bonus or other compensation is being paid in connection with the Transactions that would result in imposition of any withholding, Tax payment, or Tax reporting obligation on any Company Entity.

(f)                 Obligations for Taxes. None of the Company Entities has been a member of an affiliated, consolidated, combined, unitary or similar group for federal, state, local or foreign Tax purposes. The Company is not liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as applicable), as a transferee or successor, by contract, or otherwise, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax.

(g)                Tax Action. There is no action, audit or examination currently in process or pending against the Company Entities in respect of any Tax or assessment, and to the Knowledge of Sellers no action for additional Tax or assessment is asserted or threatened in writing by any Taxing Authority. The Company Entities have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company Entities. There are no Liens for Taxes upon any of the assets of any of the Company Entities except for liens for Taxes not yet due and payable.

(h)                Power of Attorney. No power of attorney has been executed on behalf of the Company Entities with respect to any Tax matters that remains in force.

(i)                 Rulings. The Company Entities have not requested, received, or entered into any Tax ruling, technical advice memorandum, closing agreement, pricing agreement or similar agreement or ruling with respect to Taxes with any Governmental Authority.

(j)                 Tax Agreements. None of the Company Entities is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement. The Company Entities are in compliance in all respects with all applicable transfer pricing Laws, and all related party transactions involving the Company Entities have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

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(k)                Jurisdictions. Each of the Company Entities has been at all times resident for Tax purposes in its country of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Each of the Company Entities is not and has not been subject to Tax in any jurisdiction other than its country of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction (including pursuant to any treaty or any arrangement for the avoidance of double taxation). No written claim has been made to any of the Company Entities by a Taxing Authority where such Company Entity does not file a particular type of Tax Return that such Company Entity is or was required to file such Tax Return or may be subject to Tax with respect to such Tax Return.

(l)                 Listed Transactions. Each of the Company Entities is not and has not been a party to any “listed transaction” or “Reportable Transaction” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation 1.6011-4(b)(2).

(m)              Tax Compliance. Except as set forth in Schedule 2.20(m), no Company Entity is a party to or beneficiary of any Tax grant, abatements, holiday, or other incentive granted by any Governmental Authority for the benefit of such Company Entity.

(n)                Tax Status of Company Entities. For U.S. federal Tax purposes and for purposes of each applicable state, local, foreign, and international Law, (i) the Company (and any predecessor of the Company) is and has always been treated as a “partnership,” as that term is defined in Section 7701 of the Code and the Treasury Regulations promulgated thereunder; (ii) AJR International, S.R.L. is and has always been treated as a foreign entity disregarded as separate from the Company for purposes of Section 7701 of the Code and the Treasury Regulations promulgated thereunder(initially AJR Filtration Inc. and, after AJR Filtration Inc’s transfer of its 100% equity interest in AJR Internation, S.R.L. to the Company on November 1, 2022, the Company); and (iii) AJR Dominican, LLC is and has always been treated as a domestic entity disregarded as separate from the Company for purposes of Section 7701 of the Code and the Treasury Regulations promulgated thereunder. The IRS Form 8832 filed on or about March 9, 2022 for AJR International, S.R.L. effected a valid election to treat such entity as a foreign entity disregarded as separate from its then sole owner, AJR Filtration Inc., as of the date of November 24, 2021, which is the formation date of AJR International, S.R.L., and the request for late election relief in such Form 8832 was granted by the IRS. Other than AJR International, S.R.L., no Company Entity has filed an election on Form 8832 with the IRS or any other similar election with the IRS or any other Governmental Authority or under any applicable Law. Other than AJR International, S.R.L., no Company Entity has filed an election on Form 8832 with the IRS or any other similar election with the IRS or any other Governmental Authority or under any applicable Law. On its Form 8832 filed with the IRS, AJR International, S.R.L. elected to be treated as a domestic entity disregarded as separate from the Company for U.S. Tax purposes. The Company shall not have recognized any amount of “subpart F income” or “global intangible low-taxed income” as provided in Code Sections 951, 951A, and 952 during any taxable year of the Company or any income resulting from ownership of a “passive foreign investment company” (as defined in Section 1297 of the Code). No Company entity owns any interest in, or is party to any arrangement constituting, a partnership for federal income tax purposes.

(o)                Tax Accounting. Each Company Entity uses the accrual method of accounting for all applicable Tax purposes.

(p)                Indirect Transfer. No Company Entity owns any property of a character, the indirect transfer of which pursuant to this Agreement would give rise to material documentary, stamp or other transfer Tax.

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(q)                Sales Tax. Each Company Entity has properly collected and remitted any required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided, without charging or remitting sales, use, value added or similar Taxes for sales or services that qualify as exempt from sales or similar Taxes. Each Company Entity is properly registered for sales Tax purposes in each jurisdiction in which it is required so to register.

(r)                 Estimated Closing Balance Sheet. The Liability of the Company Entities for Taxes not yet due and payable, or which are being contested in good faith, do not exceed the amount shown on the face (rather than in any notes thereto) of the Estimated Closing Balance Sheet (disregarding timing differences). The Company Entities do not have has any Liability for unpaid Taxes accruing after the Closing Date outside the ordinary course of business or that would reasonably be expected to be materially adverse to Buyer.

(s)                 Withholding. The Company Entities have withheld all Taxes required to have been withheld under applicable Law in connection with any amounts paid or owing to any employee, creditor, independent contractor, partner, shareholder, other equityholder or any third party. The Company Entities have timely paid such amounts to the applicable Taxing Authority. The Company Entities have correctly classified all service providers to the Company as either employees or independent contractors.

(t)                 Non-Qualified Deferred Compensation. To the extent applicable, each NQDC Plan of each Company Entity has been maintained in material compliance with Section 409A, as to both form and operation. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other events(s)) will: (i) result in any violation of Section 409A, (ii) result in any payments becoming due to any current or former employee, director, consultant or other service provider or (iii) result in any payments that will not be deductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. No Company Entity is party to any agreement or arrangement providing for any “gross-up” payments for any taxes due under the Code including, without limitation, Section 4999 of the Code or Section 409A(a)(1) of the Code.

Except for representations and warranties regarding tax matters in Section 2.15 (Employee Benefits), the representations and warranties set forth in this Section 2.20 are the sole and exclusive representations and warranties regarding Tax matters.

2.21           Insurance. Schedule 2.21 lists all insurance policies maintained by or on behalf of any of the Company Entities as of the Effective Date and includes a description of any self-insurance arrangements currently in effect with respect to any of the Company Entities (collectively, the “Insurance Policies”). All Insurance Policies are valid and enforceable and in full force and effect (except as enforceability may be limited by the Enforceability Exceptions), and none of the Company Entities has received written notice (or to Sellers’ Knowledge, oral notice) of any cancellation with respect to any such Insurance Policy. There are no claims pending as to which the insurer under any Insurance Policy has denied liability or is reserving its rights, and, except as listed on Schedule 2.21, all claims thereunder have been timely and properly filed.

2.22           Claims; Litigation. Except as set forth in Schedule 2.22(a), (a) there is no action, suit, proceeding, arbitration, investigation, dispute, claim or demand (collectively, “Claims”) pending or threatened in writing against any of the Company Entities or, to the Knowledge of Sellers, threatened orally against any of the Company Entities, and (b) there are no orders, writs, injunctions or decrees currently in force against any of the Company Entities. Except as set forth in Schedule 2.22(b), there is no Claim with respect to any of the Company Entities in which any current or former officer or director of the Company has been made a party or witness thereto (or is threatened in writing to be made a party or witness thereto) nor, to the Company’s Knowledge, is any such Claim threatened nor is there any reasonable basis for any such Claim.

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2.23           Transactions with Owners, Affiliates. Except as set forth on Schedule 2.23, there are no loans, leases, other agreements or transactions between Sellers and any of the Company Entities or any Affiliate of any of the Company Entities, except, in each case, relating to (a) normal compensation or welfare benefits provided for services as an officer, director, manager, employee, advisor, independent contractor or consultant of a Company Entity and (b) the Company’s equity securities or any related rights and obligations.

2.24           Brokers. None of the Company Entities has any liability for or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions, except for the fees set forth on Schedule 2.24, all of which are being paid off pursuant to the Transaction Expenses Payoff under Section 1.4.

2.25           Accounts Receivable. All Accounts Receivable (a) represent amounts receivable by a Company Entity for goods or services such Company Entity actually delivered or provided prior to Closing, or represent services billed in advance in accordance with the terms of the customer agreements or arrangements, (b) are not subject to counterclaim or set-off, except to the extent disclosed in Schedule 2.25, and (c) arose in the Ordinary Course of Business.

2.26           Inventory. The Company has a sufficient quantity of Inventory on hand to operate in the Ordinary Course of Business after the Closing. Except as set forth on Schedule 2.26, all Inventory is of a quality usable and salable in the Ordinary Course of Business and is not physically damaged, obsolete or discontinued.

2.27           Product Quality; Warranty. Each of the Products designed, manufactured, distributed, marketed, serviced, sold, leased or delivered by each of the Company Entities is and has been designed, manufactured, distributed, marketed, serviced, sold, leased or delivered in conformity, in all material respects, with all applicable specifications and contractual commitments and all express and implied warranties, and none of the Company Entities has any Liability in connection therewith in excess of any amounts reserved for warranty claims in the Interim Financial Statements and included in the Closing Working Capital Adjustment. During the five-year period ending on the Effective Date, none of the Company Entities has received any warranty claims, contractual terminations, or requests for settlement or refund that have resulted in any Company Entity paying (or having agreed to pay) amounts due to the failure of the Products to meet their specifications or to comply with applicable Law (including export control regulations).

2.28           Product Claims; Recalls. There are no existing or pending claims or Liabilities against any of the Company Entities arising from or alleged to arise from any injury to person or property as a result of the ownership, possession, or use of any product designed, manufactured, distributed, marketed, serviced, sold, leased, or delivered by any Company Entity. With respect to the Products, (a) there is no recall pending, (b) there has not been a recall or investigation during the five-year period ending on the Effective Date, and (c) none of the Company Entities has received written notice (nor to the Knowledge of Sellers, oral notice) of any threatened recall nor any inquiry or investigation by a Governmental Authority relating to a potential recall.

2.29           No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article II (including the related portions of the Schedules) and in any certificate delivered by the Company pursuant to this Agreement, nONe of the Company Entities nor Sellers haVE made nor make (and no other Person on behalf of any of the Company Entities or Sellers has made or makes) any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the future revenue, profitability, or success of any of the Company Entities or as to the accuracy or completeness of any information regarding any Company Entity furnished or made available to Buyer during its due diligence investigation or otherwise.

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2.30           Limited Reliance Disclaimer. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has not relied on any representation or warranty of the Buyer or any of its Representatives other than those representations and warranties expressly made in Article IV of this Agreement (including the related portions of the Schedules) and in any certificate delivered by the Buyer pursuant to this Agreement (the “Express Buyer Representations”). The Company acknowledges and agrees that, except with respect to the Express Buyer Representations, neither the Buyer nor any of its Representatives shall have or be subject to any liability to any of the Company Entities, Sellers, or any other Person resulting from the distribution to any of the Company Entities or Sellers (or resulting from any of the Company Entity’s or Sellers’s use or reliance on) any information, documents, or material furnished or made available to any of the Company Entities or Sellers in any form (oral, written, electronic, or otherwise) in expectation of, or in connection with, the Transactions.

Article III - REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, with respect to itself only, represents and warrants to Buyer as of the Effective Date as follows:

3.1               Authority; Enforceability. Such Seller has all requisite power and authority and has taken all action required on its part to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by such Seller and to consummate the Transactions. This Agreement and the other Transaction Agreements to be executed by such Seller have been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other Parties) constitute the legal, valid, and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except as limited by the Enforceability Exceptions.

3.2               Non-Contravention. The execution, delivery, and performance of this Agreement and of the other Transaction Agreements to be executed by such Seller do not and will not violate any applicable Law and do not and will not conflict with or result in a breach of or default or increase any obligation or liability under any contract, judgment, decree, order or ruling to which such Seller is a party or by which any of its respective assets or properties is bound or affected.

3.3               Approvals, Consents and Filings. No approval, authorization, consent, order, filing, registration or notification is required to be obtained by such Seller from, or made or given by such Seller to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by such Seller or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect.

3.4               Title to Interests. Such Seller is the record holder and beneficial owner of all of the Interests set forth opposite its name on Schedule A, free and clear of all Liens and other restrictions on transfer (other than restrictions under applicable federal and state securities laws and the Company’s Organizational Documents). At the Closing, good and valid title to the Interests held by such Seller will be sold, assigned, conveyed, transferred, and delivered to Buyer, free and clear of any and all Liens (other than restrictions arising by operation of applicable federal and state securities laws). Except for this Agreement, such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of, or create any Lien on, any of the Interests held by such Seller.

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3.5               Brokers. Such Seller does not have any liability for or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions, except for the fees set forth on Schedule 2.24, all of which are being paid off pursuant to the Transaction Expenses Payoff under Section 1.4 of this Agreement.

3.6               No Non-Foreign Partner. Such Seller is not a “foreign partner” within the meaning of Section 1446(e) of the Code or a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).

3.7               No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III (including the related portions of the Schedules) and in any certificate delivered by such Seller pursuant to this Agreement, neither such Seller nor any other Person on behalf of such Seller has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives or as to the future revenue, profitability, or success of any of the Company Entities.

3.8               Limited Reliance Disclaimer. Such Seller acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, neither such Seller nor any of its Representatives has relied on any representation or warranty of Buyer or any of its Representatives other than the Express Buyer Representations. Such Seller acknowledges and agrees that, except with respect to the Express Buyer Representations, neither Buyer nor of any of its Representatives nor any other Person acting on their behalf shall have or be subject to any liability to such Seller, any of the Company Entities, or any other Person resulting from the distribution to such Seller or any of the Company Entities of (or resulting from such Seller’s or any Company Entity’s use or reliance on) any information, documents, or material furnished or made available to such Seller or any of the Company Entities in any form (oral, written, electronic, or otherwise) in expectation of, or in connection with, the Transactions.

Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Effective Date as follows:

4.1               Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on its business as it is currently conducted.

4.2               Authority; Enforceability. Buyer has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by Buyer and to consummate the Transactions. This Agreement and the other Transaction Agreements to be executed by Buyer have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other Parties) constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as limited by the Enforceability Exceptions.

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4.3               Non-Contravention. The execution, delivery, and performance of this Agreement and of the other Transaction Agreements to be executed by Buyer do not and will not violate any applicable Law and do not and will not conflict with or result in a breach of or default or increase any obligation or liability under any contract, judgment, decree, order, or ruling to which Buyer is a party or by which any of its respective assets or properties is bound or affected.

4.4               Approvals, Consents, and Filings. No approval, authorization, consent, order, filing, registration, or notification is required to be obtained by Buyer from, or made or given by Buyer to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by Buyer or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect.

4.5               Brokers. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or the Company Entities could become liable or obligated.

4.6               No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV and in any certificate delivered by Buyer pursuant to this Agreement, neither Buyer nor any other Person on behalf of Buyer has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Sellers, any of the Company Entities, or their respective Representatives.

4.7               Limited Reliance Disclaimer. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, neither Buyer nor any of its Representatives has relied on any representation or warranty of any Company Entity, Sellers, any of their respective Representatives, or any other Person other than those representations and warranties expressly set forth in Articles II and III of this Agreement (including the related portions of the Schedules) and in any certificate delivered by the Company or Sellers pursuant to this Agreement (collectively, the “Express Sellers Party Representations”). Buyer acknowledges and agrees that, except with respect to the Express Sellers Party Representations, none of the Company Entities, Sellers, any of their respective Representatives, or any other Person acting on their behalf shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer (or resulting from Buyer’s use or reliance on) any information, documents, or material furnished or made available to Buyer in any form (oral, written, electronic, or otherwise) in expectation of or in connection with the Transactions.

Article V - CLOSING DELIVERIES

5.1               Closing. Subject to the terms and conditions of this Agreement, the closing of the transfer of the Interests from Sellers to Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place on the Effective Date (the “Closing Date”). The Closing shall be effective at 12:01 am Central Daylight Time on the Closing Date (the “Closing Time”) for all purposes of this Agreement.

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5.2               Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer, unless waived by Buyer, the following:

(a)                Consents of Company. A certificate of an officer or manager of the Company dated the Closing Date, which (i) attaches and certifies a good standing certificate for the Company issued not more than five Business Days before Closing, (ii) attaches and certifies the resolutions in a joint written consent of the Managers and Members of the Company authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements to which the Company is a party, and the consummation of the Transactions, and (iii) certifies as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Company and delivered to Buyer pursuant to this Agreement.

(b)                Interest Transfer Power. A transfer power with respect to all of the Interests in the form attached as Exhibit D, duly executed by Sellers.

(c)                Resignations. Resignations, effective as of the Closing, of all managers, officers, and directors of each Company Entity, all of whom are listed in Schedule 5.2(c).

(d)                Release Letter. The Release Letter, duly executed by Fifth Third Bank, and appropriate termination statements to be filed under the Uniform Commercial Code.

(e)                Form W-9. For each Seller, a duly completed and executed IRS Form W-9.

(f)                 Material Consents. The consents to assignment listed in Schedule 5.2(h), duly executed by the applicable Company Entity and each consenting party thereto.

(g)                Escrow Agreement. The Escrow Agreement, duly executed by Sellers Representative.

(h)                Lease. The Lease, duly executed by the Company and RML.

(i)                 Transition Services Agreement. The Transition Services Agreement, duly executed by RML.

(j)                 D&O Tail Policy. Evidence reasonably satisfactory to Buyer that Company has obtained the D&O Tail Policy.

5.3               Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers Representative (or as otherwise specified below), unless waived by Sellers Representative, the following:

(a)                Closing Payments. The Closing Payments in accordance with Section 1.4.

(b)                Consents of Buyer. A certificate of an officer (or equivalent) of Buyer dated the Closing Date, which (i) attaches and certifies written consents to the adoption of the resolutions of the Directors of Buyer authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements to which Buyer is a party, and the consummation of the Transactions, and (ii) certifies as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by Buyer and delivered to any other Party pursuant to this Agreement.

(c)                Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

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(d)                Lease. The Lease, duly executed by Company.

(e)                Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer and the Company.

Article VI - COVENANTS

6.1               Tax.

(a)                Tax Returns.

(i)                 Sellers Representative shall prepare and file, or cause to be prepared and filed, (A) all income Tax Returns of the Company and the Company Entities for any Tax period ending on or before the Closing Date, whether filed prior to, on, or after the Closing Date, and (B) all Tax Returns of the Company Entities (and predecessors thereof) required to be filed on or before the Closing Date (the Tax Returns described in clauses (A) and (B), collectively, “Seller Prepared Returns”) (but, for the avoidance of doubt, Sellers Representative will not prepare any Tax Return of the Company Entities relating to any taxable period ending after and including the Closing Date (a “Straddle Period”)). Other than with respect to final partnership income Tax Returns of the Company, which Sellers exclusively shall control, all Tax Returns subject to this Section 6.1(a)(i) shall be prepared and filed consistent with past practice to the extent consistent with applicable Law on a more-likely-than-not basis, except as otherwise explicitly required by this Agreement. In case of any Seller Prepared Return described in clause (A) above that is filed after the Closing Date: (X) Sellers Representative shall submit all such returns to Buyer at least twenty (20) days prior to the due date of the applicable return for Buyer’s review and comment, and Sellers Representative shall consider any reasonable comments of Buyer; and (Y) if such Seller Prepared Return is required to be filed by the applicable Company Entity (rather than by Sellers Representative directly), Sellers Representative shall provide such Seller Prepared Return to Buyer for timely filing thereof by such Company Entity. Sellers shall bear all Taxes shown as due on any Seller Prepared Return, except as specifically provided otherwise in this Agreement, and shall pay the same directly to the applicable Taxing Authority or other Governmental Authority; provided, however, that, in case of a Tax Return to be by a Company Entity filed after the Closing Date, Sellers Representative shall (on behalf of Sellers) pay all Taxes shown as due thereon to Buyer (at least 10 Business Days prior to the due date for payment thereof), for Buyer to cause the applicable Company Entity to pay the same to the applicable Taxing Authority or other Governmental Authority on or prior to the applicable due date thereof other than Taxes that have previously been taken into account in the Pre-Closing Tax Amount or otherwise as a reduction to the consideration payable to Sellers hereunder.

(ii)               Buyer or the Company shall prepare and file all Tax Returns (“Buyer Prepared Returns”) of the Company and of the other Company Entities that are not being prepared and filed by Sellers Representative in accordance with the preceding paragraph (i). In the case of any Buyer Prepared Tax Return that (A) relates to a Straddle Period and (B) could form the basis for an indemnity claim against Sellers under this Agreement in excess of $50,000 (each an “Applicable Tax Return”), such Applicable Tax Return shall be filed in a manner consistent with past practice to the extent consistent with applicable Law on a more-likely-than-not basis, except as otherwise explicitly required by this Agreement. Buyer shall provide Sellers Representative with a copy of any Applicable Tax Return for his review and comment at least 30 calendar days prior to the due date (taking into account applicable extensions) of such Applicable Tax Return. If Sellers Representative objects to any item on any such Applicable Tax Return, Sellers Representative shall, within 10 days after delivery of such Applicable Tax Return, notify Buyer in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer shall make any reasonable changes requested in good faith by Sellers Representative in such notice. Sellers Representative (on behalf of Sellers) shall pay to Buyer all Taxes shown as due on any Buyer Prepared Returns to the extent relating to a Pre-Closing Tax Period and that are Sellers’ responsibility pursuant to this Agreement (determined in case of any Straddle Period under Section 6.1(c)), and without duplication, at least 10 days before the due date for the applicable Tax Return, and Buyer shall cause the Company to pay and discharge all Taxes shown as due on any Buyer Prepared Returns on or prior to the applicable due date thereof .

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(b)                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, conveyance and other such Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid 50% by Sellers Representative (on behalf of Sellers), on the one hand, and 50% by Buyer, on the other hand. Sellers Representative, if Sellers are primarily liable for such Tax under applicable Law, or otherwise Buyer, shall prepare and file all Tax Returns and other documentation with respect to Transfer Taxes as required by applicable Laws. Buyer, on the one hand, and Sellers Representative, on the other hand, shall each pay 50% of the reasonable expenses of each such preparation and filing. The Person preparing any Tax Return with respect to Transfer Taxes shall use its reasonable best efforts to provide draft Tax Returns to Sellers Representative (if such Person is Buyer) or to Buyer (if such Person is Sellers Representative) at least 10 Business Days prior to the date such Tax Returns are filed. The Parties shall cooperate to mitigate, reduce, or eliminate any Transfer Taxes.

(c)                Straddle Period Taxes. For all relevant purposes under this Agreement (including Section 7.1), in the case of Taxes payable with respect to any Straddle Period, the portion of such Taxes that are treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing (and, correlatively, to the portion of the period beginning after Closing) shall be determined as follows: (i) with respect to Taxes not based upon or measured by income, activities, events, gain, receipts, proceeds, profits, payroll or similar items, the amount treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date; and (ii) with respect to all other Taxes, the amount treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. Sellers Representative (on behalf of Sellers) shall remit to Buyer the Straddle Period Taxes attributable to the period ending on the Closing Date within 10 days after request for the same by Buyer or as otherwise provided in Section 6.1(a)(ii) if earlier.

(d)                Cooperation on Tax Matters.

(i)                 The Parties shall cooperate fully, as and to the extent reasonably requested by other Parties, in connection with matters relating to Taxes of the Company or of the other Company Entities, including but not limited to (i) the preparation and filing of relevant Tax Returns and (ii) the conduct of any audit, examination, inquiry, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or of the other Company Entities or their operations (a “Tax Contest”). Such cooperation shall include the retention and provision of relevant records and information and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers Representative, as the case may be, shall promptly give the other such Party written notice of the receipt of any written notice regarding a Tax Contest relating to any Company Entity for a Pre-Closing Tax Period (a “Pre-Closing Tax Contest”).

(ii)               Sellers shall control, at Sellers’ sole expense, the defense, conduct, and resolution of any Pre-Closing Tax Contest in respect of any income Tax Return of the Company for any taxable period ending on or before the Closing Date with respect to which Taxes are paid by the Sellers on a flow-through basis (including, without limitation, the final federal, state, and local partnership income Tax Returns of the Company) (a “Flow-Through Tax Contest”); provided, however, that Sellers Representative shall keep Buyer informed as to the status of such Flow-Through Tax Contest, shall consult with Buyer with respect to any issue relating to such Flow-Through Tax Contest that could reasonably be expected to materially impact Buyer, and shall provide Buyer with copies of all correspondence, notices and other written materials received from any Taxing Authority with respect to Flow-Through Tax Contest.

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(iii)             In the case of any Pre-Closing Tax Contest (A) that is not a Flow-Through Tax Contest, (B) with respect to which indemnity may be brought by Buyer under Article VII in excess of $50,000, and (C) that relates to a taxable period ending on or prior to the Closing Date (a “Seller Tax Contest”), Sellers Representative shall have the right (but not the obligation), at the expense of Sellers, using the counsel and representatives of Sellers Representative’s choice, to control the defense, conduct, and resolution of such Seller Tax Contest. Sellers Representative (V) shall keep Buyer informed as to the status of such Seller Tax Contest and shall consult with Buyer with respect to any issue relating to such Seller Tax Contest; (W) Sellers Representative shall provide Buyer with copies of all correspondence, notices and other written materials received from any Taxing Authority; (X) Sellers Representative shall provide Buyer with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof for Buyer’s comment and approval; (Y) Buyer shall be entitled to participate in such Seller Tax Contest, at Buyer’s expense (including through separate counsel chosen by Buyer); and (Z) Sellers Representative shall not settle or compromise any such Applicable Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, if and only to the extent the settlement or compromise reasonably would be expected to materially adversely affect Buyer in a Post-Closing Tax Period. Buyer and the Company Entities shall execute appropriate powers of attorney so as to allow Sellers Representative to control any such Seller Tax Contest as described above. If Sellers Representative does not choose to control the defense of any Seller Tax Contest, Buyer shall control such Seller Tax Contest in its sole discretion.

(iv)              Buyer shall control all Tax Contests other than Seller Tax Contests controlled by Sellers Representative and Flow-Through Tax Contests. In case of any such Tax Contest (A) that is a Pre-Closing Tax Contest, (B) in respect to which indemnity may be brought by Buyer under Article VII in excess of $50,000 and (C) that is not a Seller Tax Contest (a “Buyer Tax Contest”), Buyer (W) shall keep Sellers Representative reasonably informed and shall reasonably consult with Sellers Representative with respect to any issue relating to such Buyer Tax Contest; (X) shall provide Sellers Representative with copies of all material correspondence and notices, and other material written materials, received from any Taxing Authorities relating to such Buyer Tax Contest; (Y) shall provide Sellers Representative with a copy of any written submission relating to such Buyer Tax Contest to be sent to a Taxing Authority prior to the submission thereof and shall consider any reasonable comments or suggested revisions that Sellers Representative may have with respect thereto; and (Z) shall allow Sellers Representative to participate in such Buyer Tax Contest, at Sellers’ expense.

(v)                In case of any conflict or inconsistency between the terms of this Section 6.1(d) and the terms of Section 7.4(b) with respect to any Tax Contest, this Section 6.1(d) shall control.

(e)                Tax Refunds. All refunds of Taxes of any Company Entity for any Pre-Closing Tax Period that were borne by the Sellers and that are received by Buyer or any Company Entity in the form of either (i) a cash payment or (ii) an actual credit or other offset against Taxes otherwise payable by Buyer or such Company Entity (each, an “Applicable Refund”) shall be for the benefit of Sellers (pro rata based on their respective Pro Rata Percentages). To the extent that Buyer or any Company Entity receives an Applicable Refund, Buyer shall pay to Sellers Representative (for further payment to the Sellers) the amount of such Applicable Refund (and any interest received from the Taxing Authority with respect to such Applicable Refund). Within 10 days of the receipt from the applicable Taxing Authority of the applicable cash payment (or, if the refund is in the form of credit or offset, within 10 days after the due date of the Tax Return to claim such credit or offset) less the reasonable expenses of claiming such refund or credit. Buyer shall, and shall cause its Affiliates to, take commercially reasonable actions to claim any Applicable Refund in excess of $50,000 if (x) requested by Sellers or Sellers Representative within three (3) years of the Closing Date or (y) Buyer receives written notice from a Taxing Authority of the availability of such Applicable Refund within three (3) years of the Closing Date.

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(f)                 Tax Deductions. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Tax deductions of any Company Entity that, as determined on a “more likely than not basis,” are allowed as a deduction under the Code or other applicable Law in any Pre-Closing Tax Period in respect of any of the following payments will be for the benefit of Sellers and treated as a deduction occurring in a Pre-Closing Tax Period: (i) any and all Sellers’ Transaction Expenses; (ii) any and all amounts incurred in connection with the retirement of Debt of any of the Company Entities; and (iii) any and all other amounts paid with respect to the transactions contemplated by this Agreement that are properly deductible in the Pre-Closing Tax Period.

(g)                Certain Actions. Buyer shall not permit the Company Entities to (i) make or change any Tax election or accounting method with respect to, or that has retroactive effect to, any Tax period ending on or before the Closing Date; (ii) file any amended Tax Return with respect to the Company Entities for any Tax period ending on or before the Closing Date; (iii) enter into any voluntary disclosure agreements or any similar agreements with any Taxing Authority with respect to any Tax period ending on or before the Closing Date; or (iv) take any action outside the Ordinary Course of Business that reasonably could be expected to result in additional Tax liabilities for any Company Entity or Sellers for any Pre-Closing Tax Period, including by operation of this Agreement.

(h)                Tax Treatment. The Parties acknowledge and agree that for U.S. federal income Tax purposes (and, to the extent relevant or applicable, for U.S. state, U.S. local, and non-U.S. income Tax purposes):

(i)                 the transactions effected pursuant to this Agreement are intended to be treated in accordance with the principles set forth in Situation 2 of IRS Revenue Ruling 99-6, 1999-6 I.R.B. 6 (February 8, 1999), (A) by Sellers as a taxable sale of all of the Interests in the Company to Buyer in exchange for the purchase price as determined under applicable Tax Law and (B) by Buyer as a purchase of all of the assets of the Company, including, without limitation, the assets of AJR Dominican, LLC and AJR International, S.R.L. (such entities being disregarded as separate from the Company for income Tax purposes);

(ii)               the Company shall terminate as a partnership pursuant to Section 708 of the Code upon the sale by Sellers of the Interests to Buyer;

(iii)             the results of the Company’s operations for the taxable year beginning on January 1 of the year in which the Closing occurs and ending on (and including) the Closing Date shall be reported on the Company’s U.S. federal (and state and local, as applicable) income Tax Returns for the Company’s final short taxable year ending on the Closing Date, pursuant to Section 706 of the Code based upon a closing of the books for the Company pursuant to the Treasury Regulations under Section 706 of the Code;

(iv)              to the extent that deferred revenue liabilities are assumed by Buyer in the transactions contemplated by this Agreement, the Company and Sellers will include in a Pre-Closing Tax Period any taxable income arising from any cash receipts that created a deferred revenue obligation to the extent such receipts were previously deferred for income Tax purposes by the Company or Sellers pursuant to applicable Law, except to the extent that any Taxes resulting from the inclusion of such income are taken into account in determining amounts payable to Sellers hereunder, and Buyer shall be entitled to report any deferred revenue liability assumption (and the treatment of any costs incurred to service any deferred revenue or any other Tax consequences regarding deferred revenue) in the sole judgment of Buyer with respect to all taxable periods (or portions thereof) ending after the Closing Date, provided that, for the avoidance of doubt, any refunds of such Taxes received by Buyer shall be Applicable Refunds payable to Sellers Representative (for further payment to Sellers) pursuant to Section 6.1(e) hereof; and

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(v)                the Parties shall take no position in connection with any Tax Return or any Tax audit or similar proceeding related to Taxes that is inconsistent with this 6.1(h)(v), except to the extent required pursuant to a final determination within the meaning of Section 1313(a) of the Code; provided that the foregoing shall not be interpreted as disallowing any Party from settling any audit or similar proceeding initiated by any Taxing Authority concerning the same.

(i)                 Purchase Price Allocation.

(i)                 Subject to the terms of this Section 6.1(i)(i), Buyer, Sellers, and Sellers Representative agree that the purchase price (as determined for federal income tax purposes, including any assumed liabilities of the Company, and other relevant items for the Interests) will be allocated among the assets of the Company for U.S. federal income Tax purposes in a manner consistent with Section 1060 of the Code, Accounting Standards Codification (“ASC”) 805 (Business Combinations), and Buyer’s independent valuation appraisal obtained in connection with ASC 805. Buyer shall deliver a draft purchase price allocation statement based on the foregoing to Sellers Representative not later than ninety (90) days after the Closing Date (the “Draft Purchase Price Allocation”). Sellers Representative shall have the right, for thirty (30) days after such delivery, to review and provide comment to Buyer regarding such draft. If Sellers Representative transmits any written objection to Buyer during the 30-day period described in the foregoing sentence, Buyer and Sellers Representative shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to the Draft Purchase Price Allocation. The Draft Purchase Price Allocation as finally agreed to by Sellers Representative and Buyer within such 30-day period (if so agreed) is referred to herein as the “Final Purchase Price Allocation”. If there is a Final Purchase Price Allocation, then Buyer and Sellers shall each file all Tax Returns and report the federal, state, and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Final Purchase Price Allocation and shall not take any inconsistent position with respect to the Final Purchase Price Allocation unless otherwise required by applicable Law. If the Buyer and Seller are unable to resolve any disagreements between them with respect to the Draft Purchase Price Allocation by the end of such thirty (30) day period, and there is no Final Purchase Price Allocation, then Buyer, Sellers, and Sellers Representative shall each report the applicable Tax consequences of the purchase and sale contemplated hereby in a manner consistent with Section 1060 of the Code and their respective allocations. If the Purchase Price is adjusted pursuant to this Agreement, the applicable allocation shall be adjusted consistent with this Section 6.1(i)(i).

(ii)               Each Seller acknowledges that the restrictive covenants contained in this Agreement (including in Section 6.2 (Non-Competition; Non-Solicitation) and Section 6.3 (Confidentiality) are essential in order to effectuate the transfer of the goodwill of the Company Entities to Buyer and that Buyer’s remedies for a breach or other failure to comply with such restrictions are not intended to be limited by reference to the value of any amount explicitly assigned by the Parties as specific consideration for such restrictions (or any portion thereof) pursuant to Schedule 6.1(i), the Final Purchase Price Allocation, any Tax Returns reflecting the same, or otherwise.

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6.2               Restrictive Covenants. The Parties acknowledge that the restrictive covenants set forth below are material terms of this Agreement and that Buyer would not enter into this Agreement without such covenants.

(a)                Non-Competition. For a period equal to seven years from and after the Closing Date, each Seller and each Restricted Party shall not, directly or indirectly, own, manage, control, be employed by, operate, perform, have any interest in or otherwise be engaged in a business which develops, produces, sells, licenses, or distributes products or performs services in competition with the Business. Notwithstanding the foregoing, nothing herein shall prohibit a Seller or a Restricted Party from (i) being a passive owner of not more than 2% of the outstanding stock of any class of securities of any publicly traded corporation, (ii) performing any services as an employee or consultant for Buyer or any Company Entity, or (iii) engaging or participating in any activity consented to in writing in advance by Buyer.

(b)                Non-Solicitation. For a period equal to seven years from and after the Closing Date, each Seller and each Restricted Party shall not, directly or indirectly, (i) solicit, recruit, aid, or induce any employee of any of the Company Entities to leave his or her employment with such Company Entity or hire any employee of such Company Entity; provided, however, that no Seller or Restricted Party shall be prohibited from hiring any employee of a Company Entity who has been laid off or otherwise terminated by such Company Entity (it being agreed that an employee will be deemed to have been terminated for purposes of this proviso if such employee is furloughed or laid off for a period of 4 consecutive weeks or more), (ii) solicit or seek to induce any customer of any of the Company Entities (who was a customer as of the Closing Date) to terminate, modify, or diminish in any way its business relationship with Buyer or any of the Company Entities after the Closing Date, or (iii) solicit or accept orders from Stryker or Baxter (including Hillrom).

(c)                Confidentiality. From and after the Closing, each Seller shall hold in confidence and not disclose, publish, or make use of, without the prior written consent of Buyer, any knowledge and information of a proprietary or confidential nature (“Sensitive Business Information”) with respect to the business, operations, personnel, assets, or liabilities of the Company Entities; provided that nothing in this sentence shall limit the disclosure by a Seller of any information (a) to the extent required by applicable Law or judicial process or requested by any Governmental Authority (provided that if permitted by applicable Law, such Seller agrees to give Buyer prior notice of such disclosure in sufficient time to permit Buyer to obtain a protective order should it so determine), (b) in connection with any litigation to which such Seller is a party (provided that such Seller has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an indemnity claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to a Governmental Authority in connection with the filing of a Tax Return or other filing or application required by applicable Law, and (e) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of such Seller.

(d)                Restricted Parties’ Consideration. Each Restricted Party represents and warrants that they are settlors and/or beneficiaries of a Seller, and that each has received adequate consideration from the Transactions to support the restrictive covenants herein, and waives any defense of lack, failure and/or inadequacy of consideration as a defense to any claim for breach or enforcement of this Section 6.2.

(e)                Each Restricted Party agrees that the restrictive covenants contained in this Section 6.2 are reasonable given such Restricted Party’s prior access to Sensitive Business Information regarding identifiable, specific and discrete business opportunities being pursued by the Company and the Company Subsidiaries, the substantial knowledge and goodwill such Restricted Party has acquired with respect to business of the Company and Company’s Subsidiaries as a result of involvement with the Company and Company’s Subsidiaries and the real and potential competition encountered (and reasonably expected to be encountered) by the Company and Company’s Subsidiaries should such Restricted Party engage in any of the conduct restricted in this Section 6.2. Notwithstanding the foregoing, if any provision set forth in this Section 6.2 is invalid, illegal or incapable of being enforced by any applicable Law or public policy, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been set forth in this Agreement. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.2 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for covenant(s) having the maximum enforceable geographic area, time period and other provisions, in each case not greater than those contained in this Agreement, as shall be valid and enforceable under such applicable Law. In the event that any court will not reform a provision in this Agreement, then such Restricted Party agrees to enter into an agreement to reform such provisions to set forth the maximum limitations permitted by applicable Law.

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6.3               D&O Tail Policy and Indemnification.

(a)                At or prior to the Closing, the Company shall have obtained an irrevocable “tail” insurance policy (the “D&O Tail Policy”) naming each manager and officer of each of the Company Entities, who as of immediately prior to the Closing was a manager or officer of a Company Entity (each, a “Covered Person”), as direct beneficiaries, on terms no less favorable (including in amount and scope) as maintained by the Company Entities immediately prior to the Closing, and for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events, or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. The amount of the premium and other costs incurred to obtain the D&O Tail Policy shall be paid by the Company Entities prior to Closing or shall be included in the Transaction Expenses Payoff. Buyer will not, and will cause the Company not to, cancel or change the D&O Tail Policy.

(b)                Buyer shall cause the Company to indemnify and hold harmless against Loss all Covered Persons to the same extent the Covered Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by a Company Entity pursuant to its Organizational Documents, indemnification agreements (if any), or as provided under applicable Law as of the date hereof, but solely to the extent such Loss is covered by the D&O Tail Policy and expressly excluding any such obligation to indemnify and hold harmless where such Loss is not covered by the D&O Tail Policy.

(c)                The obligations of Buyer and the Company Entities under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Covered Person without the consent of such Covered Person.

(d)                If any Company Entity (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer a majority of its properties and assets, then, and in each such case, Buyer will make or cause to be made proper provisions so that the successors and assigns of such surviving corporation shall assume all of the obligations set forth in this Section 6.3 for the benefit of the Covered Persons. The Covered Persons shall be intended third party beneficiaries of the provisions of this Section 6.3, each of whom may enforce the provisions of this Section 6.3.

6.4               Seller Releases. Effective as of the Closing, each Seller and each Restricted Party hereby releases, and forever discharges, the Releasees from any Claims and Liabilities arising under or relating to the Interests, any of the Company Entities or their respective predecessors in interest, or any of the Company Entities’ respective businesses or assets, including any Liability with respect to fiduciary or similar duties or arising under or pursuant to any stockholders’ agreement, employment agreement, or consulting agreement or other compensation arrangement, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or Restricted Party now has or has ever had, or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event, or omission at or prior to the Closing. Notwithstanding the foregoing, each Seller and each Restricted Party shall not release, and this Section 6.4 shall not be deemed to affect, any claim of any such Seller or Restricted Party with respect to (a) any obligation of any of the Company Entities or Buyer pursuant to this Agreement or any other Transaction Agreement, (b) benefits payable under Benefit Plans in the Ordinary Course of Business (all of which amounts shall constitute Current Liabilities which are to be included in the Closing Working Capital Adjustment), or (c) any right to receive salaries, wages, bonuses and expenses that have been earned or accrued in respect of employment with or services provided to any of the Company Entities prior to the Closing and that have not been paid in full (all of which amounts shall constitute Current Liabilities which are to be included in the Closing Working Capital Adjustment). Each Restricted Party represents and warrants that they are settlors and/or beneficiaries of a Seller, and that each has received adequate consideration from this transaction to support the release contained herein, and waives any defense of lack, failure and/or inadequacy of consideration as a defense to any claim for breach or enforcement of this Section 6.4. “Releasees” means each of the Company Entities, Buyer, its Affiliates and each of their respective successors and assigns.

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6.5               Public Announcements; Communications. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), none of the Sellers (or any of their respective Affiliates) shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transactions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. For greater clarity, Buyer may make public announcements or otherwise communicate with the news media in respect of this Agreement or the Transactions, provided that it does not disclose the economic terms of the Transactions unless such disclosure is required by applicable Law.

6.6               Further Assurances. Subject to the terms and conditions of this Agreement, the Parties shall execute or cause to be executed such documents and other papers and take or cause to be taken such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Transactions.

Article VII - INDEMNIFICATION

7.1               Indemnification by Sellers.

(a)                Subject to the limitations set forth in this Article VII, from and after the Closing Date, each Seller and each Restricted Party shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against any and all Loss incurred or sustained by the Buyer Indemnified Parties arising out of or relating to (i) any breach of any representation or warranty of the Company in Article II of this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (ii) the failure by Sellers Representative to perform any covenant or agreement of Sellers Representative contained in this Agreement, (iii) any Unpaid Sellers’ Transaction Expenses (except to the extent such Unpaid Sellers’ Transaction Expense are included in the calculation of (A) the Estimated Purchase Price pursuant to Section 1.3 or (B) the Purchase Price and resulting adjustments pursuant to Section 1.5), (iv) Indemnified Taxes, and (v) the items set forth on Schedule 7.1(a)(v).

(b)                Each Seller (other than Sellers Representative, solely in such capacity), severally, and not jointly, shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against any and all Loss incurred or sustained by the Buyer Indemnified Parties arising out of or relating to (i) any breach of any representation or warranty of such Seller in Article III of this Agreement or in any certificate delivered by any of the Sellers pursuant to this Agreement and (ii) the failure by such Seller to perform any covenant or agreement of such Seller contained in this Agreement.

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(c)                Each Restricted Party, severally, and not jointly, shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against any and all Loss incurred or sustained by the Buyer Indemnified Parties arising out of or relating to the failure by such Restricted Party to fulfill any covenant or agreement of such Restricted Party contained in this Agreement.

7.2               Indemnification by Buyer. Subject to the limitations set forth in this Article VII, from and after the Closing Date, Buyer shall indemnify, defend, and hold harmless Sellers and their respective Affiliates (other than the Company Entities) (collectively, the “Sellers Indemnified Parties”) from and against any and all Loss incurred or sustained by the Sellers Indemnified Parties arising out of or relating to (a) any breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) the failure by Buyer to perform any covenant or agreement contained in this Agreement, and (c) Taxes attributable to the period after the Closing, including, for the avoidance of doubt, any Transfer Taxes payable by Buyer in accordance with Section 6.1(b).

7.3               Indemnification Limitations and Qualification Exception.

(a)                Survival; Claim Period. Any Indemnity Claim pursuant to Section 7.1(a)(i), 7.1(b)(i) or 7.2(a) for breach of (a) any Non-Fundamental Representation must be brought within 18 months after the Closing Date, and (b) any Fundamental Representation must be brought within 6 years after the Closing Date or, if longer than 6 years, until the expiration of the applicable statute of limitations plus 60 days applying to any underlying matter or claim related to the representations and warranties in Section 2.20 (Taxes). No indemnification under this Article VII for any breach of a representation or warranty shall be payable unless a claim therefor is made within the applicable claim period specified in the preceding sentence of this Section 7.3(a). The covenants, agreements, and other provisions contained in this Agreement shall survive the Closing for the greater of the period expressly set forth in this Agreement or the applicable statute of limitations for a contract breach claim with respect to such covenant, agreement, or other provision.

(b)                Materiality. For purposes of this Article VII, when determining whether a representation or warranty is inaccurate or has been breached and the amount of Loss of an Indemnified Party related thereto, any materiality qualifier contained in such representation or warranty will be disregarded.

(c)                Threshold. The Buyer Indemnified Parties shall not be entitled to indemnification for breach of Non-Fundamental Representations pursuant to Section 7.1(a)(i) and Section 7.1(b)(i), until the aggregate Loss under both such Sections combined exceeds $550,000 (the “Threshold”), provided that once the Threshold has been met, the Buyer Indemnified Parties shall be entitled to indemnification for all Loss under such Sections, including the first dollar taken into account for purposes of meeting the Threshold.

(d)                Cap. The aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification for breaches of Non-Fundamental Representations pursuant to Section 7.1(a)(i) and Section 7.1(b)(i), collectively, shall be limited to $11,000,000 (the “Cap”).

(e)                Aggregate Limit. Except in the case of Fraud and subject to Section 7.3(d), (i) the maximum aggregate Liability of each Seller under this Agreement shall not exceed the portion of the Purchase Price received by such Seller and (ii) the maximum aggregate Liability of Buyer under this Agreement shall not exceed the Purchase Price.

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(f)                 Sources of Remedies. The initial source of recovery and recourse for any claims that the Buyer Indemnified Parties may have against Sellers under this Article VII shall be against the Indemnity Escrow. For the avoidance of doubt, the Indemnity Escrow shall not constitute the sole source of recovery under this Agreement, and if the Indemnity Escrow Amount is insufficient to cover the indemnifiable Loss, the Buyer Indemnified Parties may pursue any claims that they may have against Sellers through any and all available remedies at law, on the terms and subject to the limitations set forth in this Agreement.

(g)                Exclusive Remedy. The indemnity provided under this Article VII shall be the sole and exclusive remedy of the Parties for any Loss arising under this Agreement or relating to the transactions contemplated hereby, and no Party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except (i) with respect to the Shortfall Amount or the Excess Amount, which are governed by and determined in accordance with Section 1.5, or (ii) in the case of Fraud by a Party based on the representations and warranties expressly made by such Party, as applicable, in Article II, Article III, or Article IV, or (iii) in the event of failure of any Party to fulfill any covenant or other performance obligation provided in this Agreement, in which event the Party entitled to the benefit of such covenant or other performance obligation shall, at its sole option, be entitled to enforce specific performance of such covenant or other performance obligation.

(h)                No Double Recovery. No Buyer Indemnified Party and no Sellers Indemnified Party shall be entitled to be compensated more than once for the same Loss, and any excess recovery by a Buyer Indemnified Party or a Sellers Indemnified Party with respect to any such Loss shall be paid over to Sellers (pro rata based on their respective Pro Rata Percentages) or to Buyer, as applicable. For the avoidance of doubt, the amount of any Loss indemnifiable under this Article VII (“Indemnifiable Loss”) shall be determined net of any amounts actually recovered by the Buyer Indemnified Parties or the Sellers Indemnified Parties, as applicable, under insurance policies, indemnities, contribution agreements or contracts or other reimbursement arrangements (net of all costs and expenses associated with the recovery thereof, including any increase in insurance premiums) with respect to such Indemnifiable Loss.

7.4               Indemnification Notice and Procedure.

(a)                Direct Claims - Notice of Loss; Dispute. If an Indemnified Party incurs any Loss for which indemnification may be sought under this Article VII against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim” and, together with Third Party Claims, “Indemnity Claims”), then the Indemnified Party shall assert a claim for indemnification by promptly providing to the Indemnifying Party a written notice of such Direct Claim stating, in reasonable detail, the nature and amount of the Loss and the basis for such Direct Claim (the “Notice of Loss”), provided, however, that (subject to Section 7.3(a) (Survival)) any delay by an Indemnified Party in so notifying the Indemnifying Party of such Direct Claim shall only relieve the Indemnifying Party of its obligations hereunder to the extent the Indemnifying Party is prejudiced by reason of such delay. If the Indemnifying Party disputes the Indemnified Party’s entitlement to indemnification for such Direct Claim and such dispute is not resolved within 30 days after Indemnifying Party’s receipt of the Notice of Loss, or if the Indemnifying Party fails to respond in writing within 30 days after receipt of the Notice of Loss, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement.

(b)                Third Party Claims.

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(i)                 Notice. An Indemnified Party shall give prompt written notice to the Indemnifying Party (“Notice of Claim”) of the assertion of any claim or the commencement of any action, suit, or proceeding by a third-party (a “Third Party Claim”) for which indemnification may be sought, provided, however, that (subject to Section 7.3(a)) any delay by an Indemnified Party in so notifying the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent that the Indemnifying Party is prejudiced by reason of such delay.

(ii)               Defense of Claim. If the Indemnifying Party does not intend to assume the defense of the Third Party Claim, then it shall give written notice to the Indemnified Party within 30 days of its receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances) specifying its reasons for rejecting the request for indemnity and defense, together with supporting detail (the “Rejection Notice”). Otherwise, the Indemnifying Party shall assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving written notice thereof to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances), subject to the Indemnifying Party’s right to send a Rejection Notice at a later point and to withdraw from the defense and contest the indemnity obligation based on subsequently available information. If the Indemnifying Party does not assume the defense of the Third Party Claim by giving such Rejection Notice to the Indemnified Party within the required period, then the Indemnified Party may assume such defense. If the Indemnified Party so assumes the defense, then the reasonable fees and expenses of the Indemnified Party in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to assume the defense of any Third Party Claim relating to Intellectual Property Rights and the reasonable fees and expenses of Buyer in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.

(iii)             Participation in Defense. The Party not controlling the defense of a Third Party Claim may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.

(iv)              Settlement. The Party controlling the defense of the Third Party Claim shall keep the other Party advised of the status of such defense and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party shall not agree to any settlement of a Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or is reasonably likely to be harmful to the reputation of the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.5               Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all applicable Tax purposes.

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7.6               Indemnity Escrow.

(a)                First Escrow Period. If there have been no Indemnity Claims made by a Buyer Indemnified Party ) during the first 9 months after the Closing Date (the “First Escrow Period”), then, within 5 Business Days after the expiration of the First Escrow Period, Buyer and Sellers Representative shall execute and deliver joint written instructions to the Escrow Agent to pay to Sellers (pro rata in accordance with their respective Pro Rata Percentages) an aggregate amount of $2,000,000 (which equates to 50% of the Indemnity Escrow Amount), by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Sellers. If there have been such Indemnity Claims during the First Escrow Period, then Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent to pay to Sellers (pro rata in accordance with their respective Pro Rata Percentages), by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Sellers, an amount equal to:

(i)                 $2,000,000,

(ii)               less the sum of (A) all Indemnity Claims made by a Buyer Indemnified Party that have been finally determined as a Liability of Sellers in accordance with this Article VII as of such date and (B) Buyer’s good faith estimate of the aggregate amount of all unresolved claims for indemnification asserted under this Article VII by a Buyer Indemnified Party (collectively, the “Unresolved Claims”) as of such date.

(b)                Second Escrow Period. On the date that is 18 months after the Closing Date (the “Release Date”), Buyer shall pay to Sellers (pro rata in accordance with their respective Pro Rata Percentages), by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Sellers, an amount equal to:

(i)                 the Indemnity Escrow Amount,

(ii)               less the amount, if any, paid to Sellers under Section 7.6(a),

(iii)             less the sum of (A) all Indemnity Claims by a Buyer Indemnified Party that have been finally determined as a Liability of Sellers in accordance with this Article VII as of such date and (B) Buyer’s good faith estimate of the aggregate amount of all Unresolved Claims.

(c)                To the extent any portion of the Indemnity Escrow Amount is not paid to Sellers as a result of Unresolved Claims existing on the Release Date and all such Unresolved Claims are later resolved, then Buyer and Sellers Representative shall, not later than five Business Days after the final resolution of all Unresolved Claims, execute and deliver joint written instructions to the Escrow Agent to pay to each Seller, by wire transfer of immediately available funds and in accordance with wire transfer instructions provided by Sellers, such Seller’s Pro Rata Percentage of an aggregate amount equal to the portion of such Unresolved Claims finally determined not to be a Liability of Sellers under this Article VII, but solely to the extent funds are then remaining in the Indemnity Escrow.

Article VIII – GENERAL PROVISIONS

8.1               Sellers Representative.

(a)                Sellers hereby designate Angelo Rukel to serve as Sellers Representative as provided herein. By signing this Agreement in the capacity of Sellers Representative, Sellers Representative hereby accepts the appointment as Sellers Representative for purposes of this Agreement.

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(b)                Each Seller, by the execution of this Agreement, hereby irrevocably appoints Sellers Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Seller for the limited purposes of carrying out the express duties of Sellers Representative under this Agreement. Within the scope of that limited purpose, each Seller grants Sellers Representative the full and exclusive power and authority to represent and bind such Seller with respect to all matters related to, arising under or pursuant to the express duties of Sellers Representative under this Agreement (including the taking by Sellers Representative of any and all actions and the making of any decisions required or permitted to be taken on such Seller’s behalf), including without limitation: (i) to review the Closing Statement, determine whether to submit an Objection Notice, and negotiate, settle, adjust or compromise any Disputed Items pursuant to and in accordance with Section 1.5; (ii) to bring, defend and/or resolve any claim made or threatened pursuant to Article VII; (iii) to negotiate, settle, adjust or compromise any such claims, bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (iv) to act on behalf of such Seller in any dispute, claim, litigation or arbitration that in the judgment of Sellers Representative may result in a claim pursuant to Article VII hereof; (v) to agree to the defense of any Third Party Claim by Sellers pursuant to Article VII hereof; and (vi) to take all actions necessary in the judgment of Sellers Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of Sellers Representative as to any of the foregoing matters shall constitute a decision of all of Sellers and shall be final, binding and conclusive on each Seller. Buyer may rely upon such decision, act, consent, or instruction of Sellers Representative as being the decision, act, consent, or instruction of every Seller. EACH SELLER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF SELLERS REPRESENTATIVE, AND SHALL SURVIVE THE DEATH, INCAPACITY, OR BANKRUPTCY OF ANY SELLER.

(c)                Neither Sellers Representative nor any other Person shall incur any liability to any Seller relating to the performance of Sellers Representative’s duties hereunder for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Sellers (or any of them), except in the case of gross negligence, bad faith, or fraud of Sellers Representative. Sellers Representative may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by Sellers Representative hereunder in good faith and in accordance with the advice of such counsel. The fees and expenses of such counsel shall be reimbursed by Sellers (pro rata in accordance with their respective Pro Rata Percentages).

(d)                Each Seller hereby irrevocably agrees, severally and not jointly, to bear such Seller’s Pro Rata Percentage of any Loss incurred without gross negligence, bad faith, or fraud on the part of Sellers Representative, in connection with the performance of his duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Seller by Sellers Representative within the scope of Sellers Representative’s duties under this Section 8.1, and to be bound by all actions taken by Sellers Representative in his capacity as such within the scope of Sellers Representative’s duties under this Section 8.1. Each Seller hereby acknowledges and agrees that any Loss incurred by Sellers Representative, if any, shall be reimbursed by Sellers (pro rata in accordance with their respective Pro Rata Percentages).

(e)                Upon the death, disqualification or resignation of Sellers Representative, a successor Sellers Representative shall be appointed by the mutual written agreement of Sellers constituting a majority of all Sellers’ Pro Rata Percentages.

8.2               Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and shall have been duly given (a) on the date delivered, if personally delivered, (b) on the seventh Business Day after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) on the next Business Day after being sent by reputable overnight courier (delivery prepaid), or (d) upon transmission, if sent by electronic mail transmission, to the Parties at the following addresses:

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If to Sellers Representative or Sellers, to:

Angelo Rukel

33 W. 295 Surrey Road

Wayne, IL 60184

E-mail: Angelo.Rukel@AJRGroup.com

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP
One North Wacker Drive, Suite 4400
Chicago, Illinois 60606
Attention: Jeffrey P. Gray
E-mail: Jeff.P.Gray@btlaw.com

If to Buyer, to:

UFP Technologies, Inc.

100 Hale Street

Newburyport, MA 01950

Attn: Christopher P. Litterio, General Counsel

Email: clitterio@ufpt.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Thomas Farrell, Esq.

Email: tfarrell@tcflaw.com

or such other Person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

8.3               Integration. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof, including the Confidentiality Agreement and the letter of intent dated April 11, 2024.

8.4               Waiver. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

8.5               No Third-Party Beneficiaries. Except as expressly provided in Section 6.3 and Article VII (Indemnification), nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

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8.6               GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.7               Table of Contents; Headings. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement may be executed electronically and delivered by transfer of an originally signed document by e-mail or other electronic means, any of which will be as fully binding as an original document.

8.9               Amendment; Waiver; Requirement of Writing. The terms of this Agreement can only be changed, modified, released, or discharged pursuant to a written agreement executed by all of the Parties. The performance of any term or condition of this Agreement cannot be waived in whole or in part except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof and any such term or condition may be modified at any time by an agreement in writing executed by each of the Parties hereto.

8.10           Assignment. This Agreement and the rights and obligations of each Party hereunder shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns, but may not be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers Representative, such consent not to be unreasonably withheld, conditioned or delayed, except that Buyer may, without such consent: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its respective subsidiaries or Affiliates, or (c) assign its rights and obligations under this Agreement to any Person that acquires Buyer or the Company or substantially all of their respective assets (whether by merger, sale of equity, sale of all or substantially all assets, consolidation, recapitalization, or other business combination); provided, however, that any assignment pursuant to clause (a) or (c) above shall not relieve Buyer of its obligations hereunder to the extent such assignee does not fulfill Buyer’s obligations under this Agreement.

8.11           Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable under any applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

8.12           Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, and in the absence of jurisdiction by such court, to the exclusive jurisdiction of the United States District Court for the District of Delaware for any actions, suits, or proceedings arising out of or relating to this Agreement and the Transactions (and each of the Parties agrees not to commence any action, suit, or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit, or proceeding brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the Transactions in such courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED AS PROVIDED IN SECTION 8.2 FOR THE GIVING OF NOTICES TO THE PARTIES, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE ACTUAL DELIVERY THEREOF AT SUCH ADDRESS.

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8.13           Jury Trial Waiver. EACH OF THE PARTIES WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL.

8.14           Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the Transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, the Schedules, or any agreement or instrument executed in connection herewith, and therefore waive their effects.

8.15           Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, upon failure of any Party to fulfill any covenant or other performance obligation provided for herein, any Party entitled to the benefit of such covenant or other performance obligation shall, at its sole option, be entitled to enforce specific performance of such covenant.

8.16           Transaction Expenses. Except as otherwise expressly provided herein, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be responsible or liable for Sellers’ Transaction Expenses.

Article IX - DEFINITIONS AND RULES OF CONSTRUCTION

9.1               Definitions. The following terms, as used herein, shall have the meanings referenced below:

“2023 Accrued Rebate” means an amount equal to $2,918,000, a portion of the Accrued Rebate accrued on the Interim Balance Sheet (included in the accrued liability line item) that is attributable to calendar year 2023.

“409A” is defined in Section 2.15(d).

“ACA” is defined in Section 2.15(d).

“Accounting Firm” is defined in Section 1.5(b)(i).

“Accounts Receivable” means all of the accounts receivable and notes receivable of the Company Entities determined in accordance with GAAP.

“Accrued Rebate” means an amount equal to $4,827,000, which is the total rebate accrued on the Interim Balance Sheet for calendar year 2023 and year to date 2024.

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“Affiliate” means (a) with respect to an individual, any member of such Person’s family (including any child, step child, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law, or sister in law) and (b) with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” is defined in the preamble.

“Anti-Bribery Laws” is defined in Section 2.19(b).

“Applicable Tax Contest” is defined in Section 6.1(d)(ii).

“Applicable Tax Return” is defined in Section 6.1(a)(ii).

“ASC” is defined in Section 6.1(i)(i).

“Assets” of any Person means all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Benefit Plans” is defined in Section 2.15(a).

“Business” means all products and services in which the Company Entities are engaged as of immediately prior to the Closing and the reasonable extension thereof on and after the Closing Date, including the design, engineering, research, development, manufacture, sale, and distribution of products and services utilizing film and textile converting manufacturing technologies and techniques in the Patient Positioning Segment of the medical industry.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Employees” is defined in Section 2.16.

“Buyer” is defined in the preamble.

“Buyer Prepared Returns” is defined in Section 6.1(a)(ii).

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Cap” is defined in Section 7.3(c).

“CapEx Credit” means a total of $550,000 for capital expenditures advanced to the Company Entities by Sage Products, LLC prior to Closing, which amount the Company Entities will be required to spend on capital expenditures post-Closing.

“Cash” means, as determined in accordance with GAAP, (a) cash in the bank less outstanding checks, (b) deposits in transit (which, for the avoidance of doubt, shall include any third-party checks deposited or held in the Company’s accounts that have not yet cleared) and (c) petty cash; provided, however, that Cash shall not include any restricted cash and trapped cash.

“Cash Equivalents” means without duplication of any amount that constitutes Cash (a) marketable direct obligations or securities issued by, or guaranteed by, the United States government (or any agency thereof), (b) any amounts on deposit in unrestricted accounts with any commercial bank and (c) any amounts on deposit in money market accounts and money market mutual funds, the investments of which are substantially as described in the foregoing clauses (a) and (b), in each case as determined in accordance with GAAP.

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“Claims” is defined in Section 2,22.

“Closing” is defined in Section 5.1.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of all Company Entities as of the Closing Time, excluding any Cash or Cash Equivalents deposited in the Company’s accounts by Buyer.

“Closing Date” is defined in Section 5.1.

“Closing Debt” means the aggregate amount of Debt of all Company Entities as of the Closing Time, excluding any indebtedness arranged by Buyer or any of its Affiliates.

“Closing Payment” is defined in Section 1.4.

“Closing Statement” is defined in Section 1.5(a).

“Closing Time” is defined in Section 5.1.

“Closing Working Capital” means Working Capital as of the Closing Time; provided that the time for determining any income Tax items included in Closing Working Capital shall be the end of the day on the Closing Date.

“Closing Working Capital Adjustment” means the difference between Closing Working Capital and Target Working Capital, increasing the Purchase Price (on a dollar for dollar basis) if such difference is a positive number and decreasing the Purchase Price (on a dollar for dollar basis) if such difference is a negative number.

“COBRA” is defined in Section 2.15(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Intellectual Property” means all (a) Company Owned Intellectual Property and (b) all Intellectual Property Rights licensed by any of the Company Entities from another Person.

“Company Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Company Entities.

“Company Registrations” is defined in Section 2.13(a).

“Company Source Code” means the source code for any Software included in the Products or in Company Owned Intellectual Property or in other confidential information constituting, embodied in or pertaining to such Products.

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“Company Subsidiaries” means collectively AJR International, S.R.L., a Dominican Republic Sociedad de Responsabilidad Limitada, and AJR Dominican, LLC, an Illinois limited liability company.

“Confidentiality Agreement” means the Non-Disclosure Agreement between Buyer and the Company dated as of September 21, 2023.

“Contagion Event” means the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including COVID-19).

“Contracts” means any legally binding contract, agreement, commitment, plan, undertaking, lease, indenture, deed of trust, mortgage, license, or other agreement or commitment of any kind, whether written or oral.

“Covered Person” is defined in Section 6.3(a).

“Debt” means the following liabilities and obligations of the Company Entities (individually or collectively) and without duplication: (a) indebtedness for borrowed money or advanced money or monetary obligations evidenced by bonds, debentures, notes, or similar debt securities or similar obligations whether secured or unsecured, (b) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP or are recorded as capital or finance leases in the Financial Statements, (c) liabilities or obligations under or pursuant to commitments by which such Person assures a creditor against loss (including, without limitation, reimbursement obligations of such Person under letters of credit, performance bonds, surety bonds, guarantees, bankers’ acceptances and similar obligations), (d) liabilities and obligations for any deferred or unpaid purchase price of assets, businesses, property, securities, or services (in each case, whether contingent or otherwise), including all earn-outs, post-Closing true-ups, holdbacks, seller notes or similar obligation payable by any of the Company Entities (whether as of, prior to, or following the date hereof), calculated as the maximum amount payable under or pursuant to such obligations, (e) obligations under hedging, swap, collars, caps, forward contracts, derivative financial instrument or similar arrangements, including interest rate swaps, (f) any declared and unpaid dividends and distributions or amounts due to Sellers or their respective Affiliates, (g) any and all payroll and employment Taxes with respect to any compensatory payments made pursuant to or in accordance with this Agreement, and (h) liabilities and obligations for accrued or unpaid interest, unpaid prepayment or redemption penalties, premiums or payments, early termination fees, breakage costs and unpaid fees and other costs and expenses related to any “Debt” described herein. Notwithstanding anything to the contrary in this foregoing, “Debt” does not include (i) accounts payable or other current liabilities included in the determination of the Closing Working Capital Adjustment, (ii) obligations under any letters of credit, performance bonds, or similar obligations, to the extent not drawn or funded, or (iii) any Sellers’ Transaction Expenses. For the avoidance of doubt, Debt does not include any Debt incurred by Buyer and/or any of its Affiliates (and subsequently assumed by any of the Company Entities), or that Buyer causes the Company to incur, on or after the Closing Date.

“Direct Claim” is defined in Section 7.4(a).

“Disputed Items” is defined in Section 1.5(b)(i).

“D&O Tail Policy” is defined in Section 6.3(a).

“Draft Purchase Price Allocation” is defined in Section 6.1(i)(i).

“Effective Date” is defined in the preamble.

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“Enforceability Exceptions” is defined in Section 2.3.

“Environmental, Health, and Safety Requirements” means all applicable Laws concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” is defined in Section 2.15(a).

“ERISA Affiliate” means any organization together with the Company which is a member of a controlled group of organizations within the meaning of Sections 414 of the Code, or any organization that would be considered one employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Fifth Third Bank.

“Escrow Agreement” means the escrow agreement, in the form attached hereto as Exhibit E, to be entered into by and among Buyer, Sellers Representative and the Escrow Agent.

“Estimated Closing Balance Sheet” is defined in Section 1.3.

“Estimated Closing Statement” is defined in Section 1.3.

“Estimated Purchase Price” is defined in Section 1.3.

“Excess Amount” is defined in Section 1.5(c)(ii).

“Express Buyer Representations” is defined in Section 2.30.

“Express Sellers Party Representations” is defined in Section 4.7.

“Final Purchase Price Allocation” is defined in Section 6.1(i)(i).

“Financial Statements” is defined in Section 2.7.

“First Escrow Period” is defined in Section 7.6(a).

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material fact with respect to the making of any representation or warranty in Article II, Article III or Article IV, made by such Party, (a) with respect to the Company or a Seller, to the Knowledge of Sellers, or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing any other Party to act, and upon which any other Party justifiably relies with resulting Losses, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization), 2.3 (Due Authorization; Binding Obligation), 2.6 (Capitalization; Debt; Subsidiaries), 2.10(c) (with respect to Stryker Contract only) (provided that the representations and warranties contained in Section 2.10(c) with respect to Stryker Contract shall only constitute “Fundamental Representations” for a period of six months following the Effective Date, and thereafter shall constitute “Non-Fundamental Representations”), 2.11 (Title; Tangible Personal Property) (first sentence only), 2.18 (Environmental Matters; Health and Safety), 2.20 (Taxes), 2.24 (Brokers), 3.1 (Authority; Enforceability), 3.4 (Title to Interests), 3.5 (Brokers), 4.1 (Due Organization), 4.2 (Authority; Enforceability) and 4.5 (Brokers).

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“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” any domestic, foreign, federal, state, provincial or local governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof, including, without limitation, any State’s Attorney General or Supervisory Authority, the Committee for Foreign Investment in the United States, and any body with authority over merger reviews or approvals under the antitrust Law or foreign investment Law of any jurisdiction.

“Hazardous Substance” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Indemnifiable Loss” is defined in Section 7.3(h).

“Indemnified Party” means a Person entitled to indemnification under Article VII.

“Indemnified Taxes” means any and all of the following Taxes of the Company, any of the other Company Entities, and any of Sellers, in each case without duplication: (a) Taxes (or nonpayment thereof) of the Company (and any predecessor Company) and any of the other Company Entities attributable to the Pre-Closing Tax Period (determined, in the case of a portion of a Straddle Period, based on the principles of Section 6.1(c)) (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income), (b) Taxes of Sellers for any taxable period, (c) Taxes resulting from or attributable to the consummation of the Transactions and the Transaction Agreements, but only including 50% of any Transfer Taxes, (d) any Taxes of any other Person for which the Company is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date under any applicable Law, (e) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (f) related to any breach of any representation or warranty in Section 2.20 (determined without regard to any qualification as to materiality or the like qualifications; provided that such breach could form the basis for an indemnity claim against Sellers under this Agreement in excess of $50,000); provided that, Indemnified Taxes shall not include any Taxes that are taken into account as a liability in the computation of Closing Working Capital Adjustment, Closing Debt or Sellers’ Transaction Expenses, in each case which reduces the Purchase Price or otherwise is paid or economically borne by Sellers, each as finally determined. For the avoidance of doubt, Indemnified Taxes shall not include any Taxes resulting from any actions taken by Buyer or the Company on the Closing Date after the Closing.

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“Indemnifying Party” means a Person required to provide indemnification under Article VII.

“Indemnity Escrow” is defined in Section 1.4(b).

“Indemnity Escrow Amount” is defined in Section 1.4(b).

“Information Privacy and Security Laws” means applicable Laws concerning the use, ownership, maintenance, storage, collection, privacy and/or security of Protected Information.

“Insurance Policies” is defined in Section 2.21.

“Intellectual Property Registrations” means Patents, Marks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Intellectual Property Rights” means all of the following: (a) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Marks”); (b) all patents, patent applications and continuations (collectively, the “Patents”); (c) all copyrights, database rights and moral rights in both published works and unpublished works, whether registered or unregistered, and all registrations or applications for registration thereof; and (d) trade secret and confidential information, including such rights in inventions (whether patentable or un-patentable and whether or not reduced to practice), know how, customer lists, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise.

“Interests” is defined in Section A of the Background Section.

“Interim Balance Sheet” is defined in Section 2.7.

“Interim Balance Sheet Date” is defined in Section 2.7.

“Interim Financial Statements” is defined in Section 2.7.

“Interim Income Statements” is defined in Section 2.7.

“Inventory” means all inventory of the Company Entities, determined in accordance with GAAP, subject to the departures from GAAP as set forth on Schedule 1.5(a), and consistent with past practices of the Company Entities and whether or not reflected in the Interim Balance Sheet.

“IRS” means the Internal Revenue Service.

“IT Assets” is defined in Section 2.14(d).

“Knowledge of Sellers” means the actual knowledge of Jakob Rukel, John Rukel, Angelo Rukel, James Nebor and Michael Monegato without any duty of inquiry, provided the reference to such persons shall not create any personal liability for such persons under this Agreement or in connection with the transactions contemplated by this Agreement.

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“Law” means with respect to any Person, any domestic, federal, state, provincial, municipal, local, national, supranational, or foreign statute or law (whether statutory, common law, or otherwise), constitution, code, convention, ordinance, rule, regulation, order, writ, judgment, decree, ruling, binding directive or guidance of any Governmental Authority (including those of any applicable self-regulatory organization), arbitration award, agency requirement, or any other enforceable requirement of any Governmental Authority that is binding upon or applicable to such Person.

“Lease” means the lease in the form attached hereto as Exhibit F, to be entered into by and among the Company and RML.

“Leased Personal Property” is defined in Section 2.11.

“Leased Real Properties” is defined in Section 2.12(b).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Lien” means any lien, mortgage, pledge, title defect, easement, right-of-way, option, charge, security interest, third-party claim, or any other restriction or encumbrance.

“Lookback Period” is defined in Section 2.14(c).

“Loss” means any and all losses, costs, expenses, assessments, judgments, Liabilities, Taxes, or other damages of any nature whatsoever, including interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements; provided, that “Losses” shall not include any exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim).

“Marks” is defined within the definition of Intellectual Property Rights.

“Material Contract” is defined in Section 2.10(b).

“Material Non-Registered Intellectual Property” means Company Intellectual Property that (a) does not constitute a Company Registration and (b) is material to the business or operations of any of the Company Entities.

“Non-Fundamental Representations” means the representations and warranties contained in Article II, Article III, and Article IV, excluding in each case the Fundamental Representations.

“Notice of Claim” is defined in Section 7.4(b)(i).

“Notice of Loss” is defined in Section 7.4(a).

“NQDC Plan” is defined in Section 2.15(e).

“Objection Notice” is defined in Section 1.5(a).

“Open Source Code” means free and open source Software and includes those components of Software which qualify as public domain Software or are licensed as Shareable Freeware or Open Source Software. “Shareable Freeware” is copyrighted computer Software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of use or redistribution. “Open Source Software” includes Software licensed or distributed under a license that, as a condition of use, modification or distribution of the Software: (a) requires that such Software or other Software distributed with or combined with the Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (b) otherwise imposes a limitation, restriction, or condition on the right of any Company Entity to use, modify, or distribute all or part of a proprietary Product or to enforce an Intellectual Property right of any Company Entity. Open Source Code includes Software code that is licensed under any license that conforms to the Open Software Initiative definition of open source Software in effect as of the Effective Date, including without limitation any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

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“Ordinary Course of Business” means the ordinary course of the Business consistent with the past custom and practice of the Company Entities.

“Organizational Documents” means, with respect to any Person, such Person’s charter, by-laws, certificate of incorporation or formation, limited liability company agreement, partnership agreement, or other similar organizational document(s).

“Owned Personal Property” is defined in Section 2.11.

“Party” and “Parties” are defined in the preamble.

“Patents” is defined within the definition of Intellectual Property Rights.

“Patient Positioning Segment” means turning and positioning products, heel protection products, lateral transfer products and seated positioning products used in hospital and other medical facility settings.

“Permits” is defined in Section 2.19(a).

“Permitted Liens” means, with respect to any Asset: (a) Liens for current Taxes, assessments, or governmental levies, fees or charges imposed with respect to such Asset that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) mechanic’s liens, contractor liens, and similar liens which arise by operation of law and for amounts for which adequate reserves have been established that are (i) not due and payable as of the Closing Date; (c) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements (including arising under equipment leases with third parties); (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law; and (e) easements, covenants, conditions, restrictions and other similar matters of record affecting, as of the Effective Date, the Leased Real Properties and set forth in Schedule B, Part II-Exceptions to the First American Title Insurance Company Title Policy Commitment NCS-1221614-CHI2 with a Commitment Date of June 3, 2024, which (i) do not have any present default or arrearage, (ii) do not have any scheduled future monetary obligations, and (iii) do not or would not materially impair the use or occupancy of such real property or the operation of the business of the Company Entities as currently conducted thereon.

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“Person” means an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization or Governmental Authority, including a governmental or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Tax Amount” means the aggregate positive amount of any unpaid entity-level Taxes of each Company Entity for any Pre-Closing Tax Period that are not due and payable as of the Closing Date, calculated on a jurisdiction-by-jurisdiction and tax-by-tax basis (with the amount for any particular jurisdiction or for any particular Tax to be no less than zero and without inclusion of any offset or reduction for Tax refunds or Tax assets), but excluding any Illinois Net Replacement Tax, which shall be paid directly by Sellers when due.

“Personal Property” is defined in Section 2.11.

“Pre-Closing Tax Period” means collectively all taxable periods ending on or prior to the Closing Date and the portion through the end of (and including) the Closing Date for all Straddle Periods.

“Products” means products and services of the Company Entities, both current and historical.

“Pro Rata Percentage” means, with respect to each Seller, a percentage equal to (a) the number of Interests held by such Seller divided by (b) the number of Interests held by all Sellers, as such Pro Rata Percentage is set forth on Schedule 2.6(a).

“Protected Information” means any information that alone or in combination with other information held by any Company Entity (a) can be used to specifically identify a natural person, (b) constitutes personal information or health or financial information about an identifiable natural person, or (c) is governed, regulated, or protected by one or more Information Privacy and Security Laws.

“Purchase Price” is defined in Section 1.2.

“Real Property Lease” is defined in Section 2.12(b).

“Rejection Notice” is defined in Section 7.4(b)(ii).

“Release Date” is defined in Section 7.6(d).

“Releasees” is defined in Section 6.4.

“Release Letter” means the release letter in substantially the form attached hereto as Exhibit G.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors, provided, however, that none of Buyer, the Company Entities, or Sellers constitutes a Representative.

“Restricted Parties” means Angelo Rukel, Jakob Rukel, and John Rukel.

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“RML” means Rukel Management, LLC, an Illinois limited liability company.

“Sale Bonuses” means all severance payments, change of control payments, stay bonuses, retention bonuses, transaction completion bonuses, other sale bonuses, and any other compensation payable in connection with the Transactions, in each case payable to one or more members, directors, consultants, and/or employees of any of the Company Entities in connection with the Closing of the Transactions, together with the employer portion of any employment Taxes payable in respect of the foregoing.

“Section 409A” is defined in Section 2.15(e).

“Seller” and “Sellers” are defined in the preamble.

“Seller Prepared Return” is defined in Section 6.1(a)(i).

“Sellers Indemnified Parties” is defined in Section 7.2.

“Sellers Representative” is defined in the preamble.

“Sellers’ Transaction Expenses” means (a) all fees and expenses of attorneys, accountants, investment bankers and other advisors incurred by any Company Entity prior to the Closing relating to this Agreement and the Transactions, (b) the cost of the D&O Tail Policy, (c) 50% of the cost of the Escrow Agent, (d) any Sale Bonuses, (e) Transaction Payroll Taxes, (f) 50% of any Transfer Taxes, and (g) any Pre-Closing Tax Amount, in each case to the extent not paid prior to Closing.

“Seller Tax Contest” is defined in Section 6.1(d)(ii).

“Shortfall Amount” is defined in Section 1.5(c)(i).

“Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, including firmware and other software embedded in hardware devices, in each case whether in source code or object code, including any library, component or module of any of the foregoing, including, in the case of source code, any related multimedia files, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools including software development kits (SDKs) or other development or compilation tools, and any application programming interfaces (APIs), templates, menus, buttons and icons, and (d) documentation, including programmer notes, specifications, user manuals, and other training documentation, related to any of the foregoing.

“Straddle Period” is defined in Section 6.1(a)(i).

“Stryker Contract” means, collectively, (a) the Master Supply Agreement, dated January 1, 2021, by and between the Company, Stryker Corporation and SAGE Products, LLC; and (b) the Letter Agreement (CapEx), dated April 24, 2024, by and between Sage Products, LLC and the Company.

“Submission” is defined in Section 1.5(b)(i).

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“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, each of the Company Subsidiaries constitutes a Subsidiary of the Company.

“Target Working Capital” means $18,272,954.

“Tax” means: (a) any federal, state, county, local or foreign taxes, including ad valorem, alternative or add-on minimum, capital securities, communications, customs duty, disability, employment, self-employment, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unemployment, use, utility, value-added, wage, windfall profits, withholding, estimated, and other taxes of any kind whatsoever (including government fees or assessments in the nature of a tax); and (b) any interest, penalties, additions to tax, or additional amount imposed by any Taxing Authority with respect thereto, whether disputed or not.

“Tax Contest” is defined in Section 6.1(d)(i).

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any return, statement, estimate, report, form, or filing with respect to Taxes, including any information returns, schedules attached thereto and any amendment thereof, filed or required to be filed with a Taxing Authority.

“Third Party Claim” is defined in Section 7.4(b)(i).

“Third Party Software” means Software developed by any third Person and used by any Company Entity.

“Threshold” is defined in Section 7.3(b).

“Transaction Agreements” means this Agreement, the Lease, the Transition Services Agreement and the Escrow Agreement.

“Transaction Compensation” means Sale Bonuses, option exercises, payments to holders of options or other compensatory payments that are incurred or otherwise become payable in connection with the Transactions.

“Transaction Expenses Payoff” is defined in Section 1.4(a).

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any Transaction Compensation.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 6.1(b).

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“Transition Services Agreement” means the transition services agreement, in substantially the form attached hereto as Exhibit H, to be entered into by and among Buyer, the Company and RML.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Sellers’ Transaction Expenses” means any Sellers’ Transaction Expenses that have not been paid as of the Closing Time. For greater clarity, “Unpaid Sellers’ Transaction Expenses” excludes the Transaction Expense Payoff pursuant to Section 1.4.

“Unresolved Claims” is defined in Section 7.6(c).

“Working Capital” means as of a certain time the amount equal to (a) all current assets of the Company Entities (except for Cash, Cash Equivalents, deferred Tax assets, and accounts receivable payable by Affiliates of the Company, but including accounts receivable between the Company and AJR International, S.R.L.) minus (b) all current liabilities of the Company Entities (including deferred revenue but excluding Sellers’ Transaction Expenses, liabilities for Taxes, Debt, the Accrued Rebate, the CapEx Credit and accounts payable owed to Affiliates of the Company, but including accounts payable between the Company and AJR International, S.R.L.), in each case determined from the books of account of the Company Entities in accordance with GAAP applied consistently with the past practices of the Company Entities to the extent such practices are compliant with GAAP.

9.2               Rules of Construction. The following provisions shall be applied where appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal draftsperson hereof or thereof; (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (g) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless another agreement is specified; (h) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; (j) the word “or” shall not be deemed to be exclusive; and (k) the symbol “$” and word “Dollars” shall mean dollars of the United States of America.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the day and year first above written.

BUYER

UFP TECHNOLOGIES, INC.

By: /s/ Christopher P. Litterio

Name: Christopher P. Litterio

Title: Secretary and Senior Vice President

THE COMPANY

AJR ENTERPRISES, LLC

By: /s/ Angelo Rukel

Name: Angelo Rukel

Title: Manager

SELLERS

JAKOB RUKEL 2015 IRREVOCABLE TRUST 1

By: /s/ Barbara Rukel

Name: Barbara Rukel

Title: Trustee

JAKOB RUKEL 2015 IRREVOCABLE TRUST 2

By: /s/ Barbara Rukel

Name: Barbara Rukel

Title: Trustee

BARBARA RUKEL 2015 IRREVOCABLE TRUST 1

By: /s/ Jakob Rukel

Name: Jakob Rukel

Title: Trustee

[Signature Page to Securities Purchase Agreement]

BARBARA RUKEL 2015 IRREVOCABLE TRUST 2

By: /s/ Jakob Rukel

Name: Jakob Rukel

Title:	Trustee

ANGELO RUKEL 2011 IRREVOCABLE GIFT TRUST

By: /s/ Angelo Rukel

Name: Angelo Rukel

Title:	Trustee

JOHN RUKEL 2011 IRREVOCABLE GIFT TRUST

By: /s/ John Rukel

Name: John Rukel

Title:	Trustee

SELLERS REPRESENTATIVE

/s/ Angelo Rukel_______________________________

Angelo Rukel

RESTRICTED PARTIES

/s/ Angelo Rukel_______________________________

Name: Angelo Rukel

Address:

/s/ Jakob Rukel ________________________________

Name: Jakob Rukel

Address:

/s/ John Rukel ________________________________

Name: John Rukel

Address:

[Signature Page to Securities Purchase Agreement]

SCHEDULES Schedule A — Sellers, Interests and Pro Rata Percentages EXHIBITS
Exhibit A Exhibit B	— —	Estimated Closing Statement Estimated Closing Balance Sheet
Exhibit C	—	Closing Statement
Exhibit D	—	Form of Interest Transfer Power
Exhibit E	—	Form of Escrow Agreement
Exhibit F	—	Form of Lease
Exhibit G	—	Form of Release Letter
Exhibit H	—	Form of Transition Services Agreement